UNITED BANCORP, INC.
Martins Ferry, OH

www.unitedbancorp.com

2008 UNITED BANCORP INC. ANNUAL REPORT

ANNUAL REPORT 2008

UNITED BANCORP INC.

Martins Ferry, OH



DIVIDEND AND STOCK HISTORY

	Cash Dividends Declared(1)		Stock Dividends	Distribution Date of Dividends and Exchanges
1983	$	0.05	-	-
1984	$	0.06	4 for 1 Exchange(2)	January 2, 1984
1985	$	0.07	-	-
1986	$	0.09	-	-
1987	$	0.09	50% Stock Dividend	October 2, 1987
1988	$	0.10	-	-
1989	$	0.10	-	-
1990	$	0.11	-	-
1991	$	0.12	-	-
1992	$	0.12	100% Stock Dividend	September 10, 1992
1993	$	0.12	100% Stock Dividend	November 30, 1993
1994	$	0.13	10% Stock Dividend	September 9, 1994
1995	$	0.19	-	-
1996	$	0.20	10% Stock Dividend	June 20, 1996
1997	$	0.23	10% Stock Dividend	September 19, 1997
1998	$	0.26	5% Stock Dividend	December 18, 1998
1999	$	0.30	5% Stock Dividend	December 20, 1999
2000	$	0.31	5% Stock Dividend	December 20, 2000
2001	$	0.32	5% Stock Dividend	December 20, 2001
2002	$	0.33	5% Stock Dividend	December 20, 2002
2003	$	0.35	10% Stock Dividend	December 19, 2003
2004	$	0.39	10% Stock Dividend	December 20, 2004
2005	$	0.43	10% Stock Dividend	December 20, 2005
2006	$	0.48	10% Stock Dividend	December 20, 2006
2007	$	0.52	-	-
2008	$	0.54	-	-

2009 ANTICIPATED DIVIDEND PAYABLE DATES

First Quarter
March 20, 2009

Second Quarter*
June 19, 2009

Third Quarter*
September 18, 2009

Fourth Quarter*
December 18, 2009

*Subject to action by Board of Directors

(1) Adjusted for stock dividends and exchanges. Does not include dividends from Southern Ohio Community Bancorporation, Inc. prior to the merger.

(2) Formation of United Bancorp, Inc. (UBCP). The Citizens Savings Bank shareholders received 4 shares of UBCP stock in exchange for 1 share of The Citizens Savings Bank.

TOTAL RETURN PERFORMANCE


200
175
150
125
100
75
50
25
Index Value

Index	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08
United Bancorp, Inc.	100.00	93.51	87.21	82.33	90.93	91.76
NASDAQ Composite	100.00	108.59	110.08	120.56	132.39	78.72
SNL Bank Index	100.00	112.06	113.59	132.87	103.25	58.91
SNL $250M-$500M Bank Index	100.00	113.50	120.50	125.91	102.33	58.44
SNL Midwest Bank Index	100.00	112.84	108.73	125.68	97.96	64.44
Dow Jones	100.00	105.31	107.12	127.52	135.72	92.38

Decade of Progress

Unaudited

(as originally reported)	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
Interest and dividend income	$ 21,126,421	$ 21,638,690	$ 23,734,085	$ 24,595,769	$ 22,095,682	$ 20,720,464	$ 20,506,914	$ 22,181,071	$ 25,279,212	$ 26,603,043	$ 25,715,309
Interest expense	9,657,844	9,844,827	12,336,669	12,348,548	9,328,867	7,837,463	7,538,572	9,146,249	12,837,256	14,517,591	10,251,384
Net interest income	11,468,577	11,793,863	11,397,416	12,247,221	12,766,815	12,883,001	12,968,342	13,034,822	12,441,956	12,085,452	15,463,925
Provision for loan losses	797,957	726,806	587,000	780,000	630,000	540,000	618,000	412,000	1,384,261	993,505	1,188,270
Net interest income after provision for loan losses	**10,670,620**	**11,067,057**	**10,810,416**	**11,467,221**	**12,136,815**	**12,343,001**	**12,350,342**	**12,622,822**	**11,057,695**	**11,091,947**	**14,275,655**
Noninterest income, including security gains/(losses)	1,581,139	1,285,519	1,368,986	1,606,046	2,059,173	2,611,566	2,199,020	2,341,826	2,297,373	3,079,567	3,066,769
Noninterest expense	8,007,689	8,189,260	8,711,655	9,382,984	9,989,172	10,415,947	10,452,666	10,763,473	11,046,170	11,252,758	12,627,590
Income before income taxes	**4,244,070**	**4,163,316**	**3,467,747**	**3,690,283**	**4,206,816**	**4,538,620**	**4,096,696**	**4,201,175**	**2,308,898**	**2,918,755**	**4,714,834**
Income tax expense	1,089,091	1,003,062	880,772	934,696	986,653	899,229	863,799	908,647	240,891	333,926	955,700
Net income	**$ 3,154,979**	**$ 3,160,254**	**$ 2,586,975**	**$ 2,755,587**	**$ 3,220,163**	**$ 3,639,391**	**$ 3,232,897**	**$ 3,292,528**	**$ 2,068,007**	**$ 2,584,829**	**$ 3,759,134**
Total assets	$ 285,492,897	$ 298,764,079	$ 323,885,801	$ 341,317,195	$ 361,711,369	$ 385,522,969	$ 397,321,584	$ 411,932,779	$ 421,653,341	$ 457,370,187	$ 441,804,491
Deposits	229,110,372	235,139,865	267,552,875	283,575,923	300,201,533	304,525,997	300,629,343	306,914,758	330,005,480	330,488,711	347,044,549
Shareholders' equity	27,320,749	25,297,973	28,679,087	30,474,195	32,154,862	32,514,459	32,824,111	32,479,697	32,380,485	33,885,779	33,904,759
Loans receivable, net	161,187,833	177,406,092	193,707,099	180,460,538	184,914,798	195,765,090	212,451,448	229,106,682	229,171,793	232,196,753	235,448,307
Allowance for loan losses	3,033,105	3,109,821	2,796,133	2,879,065	2,971,116	2,843,484	2,995,422	2,904,447	2,345,419	2,447,254	2,770,360
Net charge-offs	803,374	650,090	906,688	691,068	537,989	667,632	466,062	502,833	1,936,046	891,648	865,000
Full time employees (average equivalents)	112	135	136	130	130	133	135	132	132	123	142
Banking locations	Thirteen	Seventeen	Seventeen	Seventeen	Seventeen	Seventeen	Seventeen	Seventeen	Seventeen	Seventeen	Twenty
Earnings per common share - Basic	$ 0.62	$ 0.62	$ 0.51	$ 0.56	$ 0.67	$ 0.76	$ 0.69	$ 0.71	$ 0.45	$ 0.57	$ 0.82
Earnings per common share - Diluted	0.60	0.62	0.51	0.56	0.67	0.76	0.69	0.71	0.45	0.57	0.82
Dividends per share	0.26	0.30	0.31	0.32	0.33	0.35	0.39	0.43	0.48	0.52	0.54
Book value per share	5.37	4.98	5.72	6.23	6.72	7.67	7.09	7.00	7.73	7.41	7.35
Market value range per share	9.84-15.61	7.38-14.33	4.63-8.68	5.95-8.93	7.82-9.54	8.96-13.60	9.43-15.56	9.10-12.69	9.36-11.36	9.78-11.39	7.41-10.85
Cash dividends paid	$ 1,254,340	$ 1,477,086	$ 1,549,657	$ 1,590,220	$ 1,647,670	$ 1,717,838	$ 1,878,788	$ 2,114,723	$ 2,415,741	$ 2,435,317	$ 2,707,438
Return on average assets (ROA)	1.17%	1.09%	0.83%	0.82%	0.94%	0.97%	0.83%	0.82%	0.50%	0.60%	0.86%
Return on average equity (ROE)	11.80%	11.94%	9.88%	9.13%	10.34%	11.40%	9.91%	10.01%	6.49%	8.12%	11.33%

our mission

United Bancorp, Inc. is a nationally traded Bank holding company whose mission is to continue earning the respect....

— Of its shareholders, through continued growth in shareholder value by sustaining profitability and acquiring well managed and capitalized businesses in the financial services industry;

— Of its customers, through reaching out with the technology they want and offering the financial products and services they need;

— Of its communities, through support of civic activities that make our communities better places to live and work;

— Of its team members, through training development and career growth opportunities in a comfortable environment with modern equipment;

— Of its affiliates, through providing data processing, item processing, accounting, human resource and management support;

Although it is recognized there is more competition from non-bank businesses for market share, the general mission for United Bancorp, Inc. is to remain independent. We will accomplish this through an aggressive acquisition program, the management of technological change, and the placement of new office construction when deemed economically feasible.


James W. Everson *Chairman, President and Chief Executive Officer*

To the shareholders of United Bancorp, Inc.…

Charles Dickens's opening line in his Tale of Two Cities, "These are the best of times; these are the worst of times!" seems quite appropriate for us as we prepare this annual letter to our shareholders. There has been no time in any of our Management Team Members' lives where our national situation, both economically and politically speaking, has been with such uncertainty. On a daily basis, the national media is proclaiming banks to be the centerfold of our economic crisis. If only the media would recognize there are many community banks across this nation that are doing a great job in supporting their communities and aggressively promoting lending in the communities we serve.

United Bancorp, Inc., during 2008 posted a record dollar amount of earnings; increased our outstanding loans; introduced new products, services and marketing promotions; improved our technology; expanded our staffing; expanded our "banking" footprint in our eastern region and strengthened our liquidity through the acquisition of three offices and deposits of a failed institution; increased our reserve allocations in the management of our asset quality; increased our cash dividend payout; posted continued "Strong" capital adequacy; and renovated and expanded our Bridgeport, Ohio banking office. Yes, for us, 2008 was "the best of times". Our Company's recent reorganization and consolidation of banking charters, along with our continued long term focus on conservative community bank practices, has provided us this record year and a strong financial outlook. We are extremely pleased and happy to report this positive year is without the help of any government "bailout" money.

Our earnings in 2008 generated an annualized 0.86% return on average assets ("ROA") and an 11.3% return on average equity ("ROE"), compared to 0.60% ROA and 8.12% ROE for 2007. Our net interest margin of 4.04% for 2008, compared to 3.31% in 2007, generated an increase of approximately $3,378,000 in net interest income for 2008 as compared to 2007. Service charge income on deposit accounts for 2008 increased $238,000 which reflects the continuing positive impact of our courtesy overdraft and remote merchant check capture programs. This enhanced earnings level was accomplished along with an approximate $195,000 period over period increase in the provision for

loan losses and an approximate $290,000 period over period increase in the provision for losses on foreclosed real estate. On a per share basis, our diluted earnings were a record $0.82, as compared to $0.57 for 2007, an increase of 44%.

In terms of lending, the areas we serve were mostly non-participants in the real estate bubble or in its ensuing crash. Our banking subsidiary, The Citizens Savings Bank, did not participate in excessive lending as seen elsewhere nor did we join our peers in the subprime lending or high risk development and home equity loans. As a consequence, our delinquencies are concentrated in small commercial loans as opposed to home loans. At this writing, we are involved in only two owner occupied home foreclosures. Although within peer group range, our delinquency percentage and nonaccrual loans have risen in recent months due in part to delays in the court systems which are swollen by home foreclosures. We are beginning to see delinquencies associated with the recent upswing in unemployment. As a precaution, we have added resources to our collection efforts and made special allocations to our loan loss provisioning in the 3rd and 4th quarters and we have increased our monthly loan loss provisions for 2009.

In the fourth quarter, The Citizens Savings Bank formed a separate commercial banking department with officers dedicated to serving commercial and small business banking customers. This commercial lending group is focusing on the promotion and growth of commercial and small business loans, as well as the attraction and expansion of corporate deposits, cash management services, merchant credit card services and remote deposit merchant services. Our business development officers will increase their calling efforts in 2009 to make sure our valuable established customers are being provided high level service and that new relationships are identified to attain our profitable growth goals. Recognizing our current economic conditions are presenting challenges to small business owners and those wishing to open new businesses, our group is utilizing all available programs such as the Ohio Secretary of State GrowNow program which provides a 3% rate reduction, the Ohio Department of Development Capital Access Program and the different programs available through the U. S. Small Business Administration.

Our Management Team has worked diligently in 2008 to identify ways of using technology to reduce expenses while, at the same time, improve efficiencies. The adoption of Check 21 allows for the electronic transfer of checks to and from the Federal Reserve Bank and the installation of Remote Branch Capture at each of our offices has eliminated much of the cost related to moving paper throughout the day to our Operations Center. In addition, it has extended our cut off times at each office to 4:00 PM, providing a much improved customer service experience. By utilizing the latest technologies in IP Telephony, we have expanded our computer network to improve our customer service with a very common piece of technology, the telephone. Our customers now enjoy the use of a Call Center and the ability to speak with the right person, no matter what office they initially call into, with the option to always speak with a live person.

From an employment perspective, 2008 has been a year of excitement for United Bancorp, Inc. Over the years we have been known for long retention of employees. This year we did experience the retirement of several long term officers and employees with 15 to 35 years of service, each of whom have contributed significantly to our past successes. With the acquisition of three new offices on September 19th from the FDIC as receiver, we added additional staffing at our customer service and operation levels. With extremely short notice, our expanded team worked diligently to convert these three offices to our systems in an amazing 60 days adding 6500 new accounts, three new ATM's and a much needed brick and mortar branch office in St. Clairsville with drive thru, safe boxes and night drop services to compliment our Riesbeck's Food Market In-Store location, in addition to new locations in Tiltonsville and Dillonvale, Ohio.

After a thorough investigation of the Troubled Asset Recovery Program (TARP), with its known and yet to be determined requirements, and considering our liquidity and strong capital positions, our Board of Directors and Management Team did not feel it necessary to participate. The more we learn about TARP, the better we feel about this decision. Looking forward, we see a challenging year both with what is known and unknown today. Our budget process is projecting another good year in financial performance, even with the increased FDIC premiums that have been announced. The unknowns that center on our economy and our government could dramatically change our business environment, yet I have faith in our associates who are energetic, enthusiastic, results driven professionals who work exceptionally well as a bank team. I salute them and extend my appreciation for their efforts and support during this past year. Their dedication earned The Citizens Savings Bank, "2008 Best Bank of the Ohio Valley", as voted by the recent The Times Leader Reader's Choice Poll.

James W. Everson
Chairman, President and
Chief Executive Officer

ceo@unitedbancorp.com

February 16, 2009

This letter contains forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company's ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.

Cash Dividends


2004
2005
2006
2007
2008


Michael J. Arciello[1,2]


Herman E. Borkoski[2]


James W. Everson[1,2]


Scott A. Everson[2]


Leon F. Favede, O.D.[2]


John R. Herzig[2]


John M. Hoopingarner[1,2]

1 = United Bancorp, Inc. 2 = The Citizens Savings Bank


Samuel J. Jones[1,2]


Terry A. McGhee[1]


Andrew F. Phillips[2]


Robin L. Rhodes, M.D.[2]


Richard L. Riesbeck[1,2]


Errol C. Sambuco[2]


Matthew C. Thomas[1,2]

1 = United Bancorp, Inc. 2 = The Citizens Savings Bank

DIRECTORS OF UNITED BANCORP, INC.

Michael J. Arciello[2] .... Retired Vice President of Finance, Nickles Bakeries, Inc., Navarre, Ohio
James W. Everson[1] .... Chairman, President & Chief Executive Officer, United Bancorp, Inc., Chairman, The Citizens Savings Bank, Martins Ferry, Ohio
John M. Hoopingarner[1,3,4] .... Executive Director, Muskingum Watershed Conservancy District, New Philadelphia, Ohio
Terry A. McGhee[1,2,3,4] .... President & Chief Executive Officer, Westerman Inc., Bremen, Ohio

Samuel J. Jones .... Business Owner, Glouster, Ohio
Richard L. Riesbeck[1,3,4] • .... President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Matthew C. Thomas[1] .... President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio
L.E. Richardson, Jr. .... Director Emeritus 1998 - 2007, United Bancorp, Inc.

OFFICERS OF UNITED BANCORP, INC.

James W. Everson .... Chairman, President & Chief Executive Officer
Scott A. Everson .... Senior Vice President & Chief Operating Officer
Randall M. Greenwood .... Senior Vice President, Chief Financial Officer & Secretary/Treasurer
Timothy L. Kelley .... Vice President - Chief Commercial Banking Officer
Elmer K. Leeper .... Vice President - Chief Retail Banking Officer
Michael A. Lloyd .... Vice President - Chief Information Officer
James A. Lodes .... Vice President - Chief Lending Officer

DIRECTORS OF THE CITIZENS SAVINGS BANK, MARTINS FERRY, OHIO

Michael J. Arciello[2] .... Retired Vice President of Finance, Nickles Bakeries, Inc., Navarre, Ohio
Herman E. Borkoski[2] .... President, Borkoski Funeral Homes, Inc., Tiltonsville, Ohio
James W. Everson[1] .... Chairman, President & Chief Executive Officer, United Bancorp, Inc., Chairman, The Citizens Savings Bank, Martins Ferry, Ohio
Scott A. Everson[1] .... Senior Vice President & Chief Operating Officer, United Bancorp, Inc. & President & Chief Executive Officer, The Citizens Savings Bank, Martins Ferry, Ohio
Leon F. Favede, O.D. .... Optometrist, Bridgeport, Ohio
John R. Herzig .... President, Toland-Herzig Funeral Homes & Crematory, Strasburg, Ohio
John M. Hoopingarner[1] .... Executive Director, Muskingum Watershed Conservancy District, New Philadelphia, Ohio

Samuel J. Jones .... Business Owner, Glouster, Ohio
Andrew F. Phillips .... President & General Manager, Miller Brands of S.E. Ohio, Glouster, Ohio
Richard L. Riesbeck[1,3] • .... President, Riesbeck Food Markets, Inc., St. Clairsville, Ohio
Robin L. Rhodes, M.D. .... Physician, Pediatric Associates of Lancaster, Inc., Lancaster, Ohio
Errol C. Sambuco[2] .... Consultant, Martins Ferry, Ohio
Matthew C. Thomas[1] .... President, M.C. Thomas Insurance Agency, Inc., Bridgeport, Ohio

1 = Executive Committee   2 = Audit Committee   3 = Compensation Committee
4 = Nominating and Governance Committee   • = Lead Director

United Bancorp, Inc.'s (the Company) common stock trades on *The Nasdaq SmallCap Market* tier of The Nasdaq Stock Market under the symbol UBCP, CUSIP #909911109. At year-end 2008, there were 5,190,304 shares issued, held among approximately 2,000 shareholders of record and in street name. The following table sets forth the quarterly high and low closing prices of the Company's common stock from January 1, 2008 to December 31, 2008 compared to the same periods in 2007 as reported by the NASDAQ.

	2008				2007			
	31-Mar	30-Jun	30-Sep	31-Dec	31-Mar	30-Jun	30-Sep	31-Dec
Market Price Range								
High ($)	$ 10.40	10.01	10.85	10.30	10.66	10.71	11.39	11.00
Low ($)	$ 8.39	8.36	7.50	7.41	9.78	10.27	10.50	10.12
Cash Dividends								
Quarter ($)	$ 0.13	0.13	0.14	0.14	0.13	0.13	0.13	0.13
Cumulative ($)	$ 0.13	0.26	0.40	0.54	0.13	0.26	0.39	0.52

Investor Relations:

A copy of the Company's Annual Report on form 10-K as filed with the SEC, will be furnished free of charge upon written or E-mail request to:

Randall M. Greenwood, CFO
United Bancorp, Inc.
201 South 4th Street
PO Box 10
Martins Ferry, OH 43935
or
cfo@unitedbancorp.com

Dividend Reinvestment and Stock Purchase Plan:

Shareholders may elect to reinvest their dividends in additional shares of United Bancorp, Inc.'s common stock through the Company's Dividend Reinvestment Plan. Shareholders may also invest optional cash payments of up to $5,000 per month in our common stock at market price. To arrange automatic purchase of shares with quarterly dividend proceeds, please contact:

American Stock Transfer and Trust Company
Attn: Dividend Reinvestment
6201 15th Avenue, 3rd Floor
Brooklyn, NY 11219
1-800-278-4353

Annual Meeting:

The Annual Meeting of Shareholders will be held at 2:00 p.m., April 15, 2009 at the Corporate Offices in Martins Ferry, Ohio.

Internet:

Please look us up at
http://www.unitedbancorp.com

Independent Auditors:

BKD LLP
312 Walnut Street, Suite 3000
Cincinnati, Ohio 45202
(513) 621-8300

Corporate Offices:

The Citizens Savings Bank Building
201 South 4th Street
Martins Ferry, Ohio 43935
(740) 633-0445
(740) 633-1448 (FAX)

Transfer Agent and Registrar:

For transfers and general correspondence, please contact:

American Stock Transfer and Trust Company
6201 15th Avenue, 3rd Floor
Brooklyn, NY 11219
1-800-937-5449

Stock Trading:

Howe Barnes Investments, Inc.
222 South Riverside Plaza
7th Floor
Chicago, Illinois 60606
Lou Coines
800-800-4693

Stifel, Nicolaus & Company Inc.
655 Metro Place South
Dublin, Ohio 43017
Steven Jefferis
877-875-9352

Stifel, Nicolaus & Company Inc.
2000 Oxford Drive - Suite 605
Bethel Park, PA 15102
Jason E. Baer
866-253-0500


UBCP
NASDAQ
LISTED
NASDAQ

United Bancorp, Inc. was made a part of the Russell Microcap Index in 2008 and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109. The NASDAQ recognized United Bancorp, Inc. this year on its 15th anniversary of being listed.

A CENTURY OF SERVICE AT THE CITIZENS SAVINGS BANK

In the year 1902, a group of hometown businessmen in Martins Ferry felt there was room for another bank in the community in addition to the two already established and proceeded to organize. On the 27th of January, 1902, a charter was granted to The German Savings Bank of Martins Ferry, Ohio with authorized capital of $50,000. Martins Ferry is nestled among the scenic foothills along the Upper Ohio Valley across the river from the greater metropolitan area of Wheeling, West Virginia, 60 miles southwest of Pittsburgh, Pennsylvania and 125 miles east of Columbus, Ohio. The area has a strong network of transportation including easy access to major interstate highway systems, nearby river and railway transportation and within 45 minutes of the Pittsburgh International Airport.

Organization was completed by electing the original Board of Directors: Attorney Edward E. McCombs, John E. Reynolds, Henry H. Rothermund, William M. Lupton, Dr. Joseph W. Darrah, Chris A. Heil, Fred K. Dixon, Thomas J. Ball and Dr. R.H. Wilson. The first officers were Edward E. McCombs, President; John E. Reynolds, Vice President; William C. Bergundthal, Cashier; and William H. Wood, Assistant Cashier. A room in the old Henderson Building located at the alley on Hanover Street between Fourth and Fifth Streets, currently occupied by a local realtor, was rented. A vault and counters were installed and the new Bank opened for business on Saturday, April 26, 1902. This was the beginning of The Citizens Savings Bank.

Upon Mr. Bergundthal's death in 1918, Harold H. Riethmiller, who began his banking career at the bank in 1911, was rehired by the Bank as Cashier. He had previously worked for the Bank and had been working for 6 months at the Citizens-Peoples Trust Company in



Wheeling. Mr. Riethmiller brought with him an assistant, David W. Thompson, who upon his death in 1966 was Vice President and Cashier.

In 1936 the Bank suffered a loss with the sudden death of Edward E. McCombs, who had served as President and Attorney for the Bank during the 34 years since its beginning. John E. Reynolds was then elected President with Attorney David H. James as Vice President. Mr. Reynolds served as the bank's second President until his death in 1940, at which time Harold H. Riethmiller was elected President. Upon Harold H. Riethmiller's retirement in January of 1973, James W. Everson, who began his banking career as a student intern with the Bank in 1959, was elected as the Bank's fourth President and Chief Executive Officer.

In May 1999, The Citizens Savings Bank and its affiliate, The Citizens-State Bank then of Strasburg, Ohio were merged into one Bank under the leadership of James W. Everson continuing as Chairman and Harold W. Price as the Bank's fifth President and Chief Executive Officer since its founding in 1902. Harold W. Price served as President and CEO for five months, suffering a fatal heart attack on September 12th, 1999, after which James W. Everson was reappointed Chairman, President and CEO.

Continuing growth and increased business at The German Savings Bank brought the need for larger quarters, and in 1917, the Bank relocated into a new banking building on the corner of Fourth and Walnut streets where they were located until February 21, 1984 when they moved to their current banking center located one block south at the corner of Fourth and Hickory Street in Martins Ferry. The First World War brought the name 'German' into bad repute, making a change in name necessary. On May 1, 1918, the old German Savings Bank became The Citizens Savings Bank of Martins Ferry, Ohio.

In 1957, a total remodeling of the first level was completed at the Fourth and Walnut location enlarging the banking lobby by taking the adjoining room formerly occupied by the Mear Drug Store. In 1963, the Bank opened a Consumer Loan Office at the Fourth and Walnut Street location by expanding into the space occupied by the former Packer Insurance Agency.

Upon James W. Everson becoming President in January 1973, the Bank began an expanded growth program. The Bank's first branch office was opened on November 18, 1974. A banking center was opened in Colerain, Ohio offering full service banking to that area, including safe deposit boxes and a modern new home for the Colerain, Ohio Post Office. On June 12, 1978, the Bank opened its second full service branch at the Corner of Howard and DeKalb Streets in Bridgeport, Ohio.

Recognizing the continued growth of the Bank, the Board of Directors authorized the purchase in July 1979 of an .8 acre site formerly occupied by the vacated Central School, one block south on the Corner of Fourth and Hickory Streets, for the purpose of future expansion. A Phase I building program was completed on May 12, 1980 with the opening of a limited-service four-station auto teller with a two-station lobby and large off-street parking facility.

In October of 1982, approval was granted by the State Banking Department and the Federal Deposit Insurance Corporation to relocate the Bank's Main Office to the corner of Fourth and Hickory streets in Martins Ferry and ground was immediately broken for a new banking center. As a result of 5 years of strategic planning, The Citizens Savings Bank introduced a new era of banking to the Ohio Valley on February 21, 1984 with the opening of their new 21,500 square foot headquarters office located at the corner of Fourth and Hickory streets. This new banking center offered state-of-the-art security with high-tech scanning and alarm equipment, and the latest in electronic data processing programs for banking. The new Bank building was designed by the architectural firm of Jack H. Tribbie and Associates of Martins Ferry and was constructed by the Byrum Construction Company of Martins Ferry. The new building was of colonial design in keeping with the Bank's Colerain and Bridgeport offices, with the interior of the Bank tastefully decorated in the Williamsburg period.

On July 3, 1983, the Bank's Board of Directors positioned itself for continued growth by forming United Bancorp, Inc. of Martins Ferry, Ohio, the Citizens Savings Bank holding company. At formation, the shareholders of The Citizens Savings Bank exchanged their stock on a one-for-four basis for shares in United Bancorp, Inc. On December 29, 1986, United Bancorp, Inc. became one of Ohio's then 21 multi-bank holding companies by acquiring the outstanding shares of stock of the $12.5 million asset based Citizens-State Bank of Strasburg, Ohio. Under the leadership of James W. Everson as Chairman and Charles E. Allensworth as President and CEO, The Citizens-State Bank then grew from its one office in Strasburg by opening a new banking center at 2909 N. Wooster Avenue in Dover, Ohio in February 1990; the purchase of it's offices in New Philadelphia and Sherrodsville in April 1992; and the purchase of it's Dellroy Office in June 1994. Harold W. Price was appointed President and CEO of The Citizens-State Bank of Strasburg in April 1993. The Citizens Savings Bank of Martins Ferry further expanded into St. Clairsville with an in store location at Riesbeck's Food Market in July l997 and purchased a full service banking center in Jewett, Ohio in January 1999. United Bancorp entered Northern Athens County in July 1998 when the $47.8 million asset based Community Bank of Glouster was purchased, expanding United Bancorp, Inc. to a three bank holding company. Today, The Community Bank is headquartered in Lancaster, Ohio with three locations in Lancaster in addition to its two offices in Glouster and offices in Amesville and Nelsonville, Ohio.

As space in the new headquarters became occupied, property across from the new Main Office on the other corner of Fourth and Hickory Streets was acquired in 1993 to support the continued growth. It was renovated into a modern Operations Center now housing the Data and Item Processing Equipment for the affiliate banks of United Bancorp, Inc. and the offices for United Bancorp, Inc.'s Accounting Group. With the introduction of 24 x 7 x 365 Automated Call Center and Internet Banking in 2001, the Accounting and Operations Center was further expanded through the purchase and renovation of the adjoining property formerly known as the Fullerton Bakery Building. Today, the Accounting and Operations Center Building supports the back room operations for the seventeen banking offices of The Citizens Bank and The Community Bank of Lancaster.

On April 21, 1999 the $74.1 million asset based Citizens-State Bank of Strasburg was merged into The Citizens Savings Bank. This expanded customer service under the charter of The Citizens Savings Bank to 10 locations in Belmont, Carroll, Harrison and Tuscarawas counties. Harold W. Price, who had served as President and CEO of The Citizens-State Bank of Strasburg was appointed The Citizens Savings Bank's fifth President and CEO with James W. Everson continuing as Chairman, in addition to serving as Chairman of The Community Bank and Chairman, President and CEO of United Bancorp. Everson was reappointed Chairman, President and CEO of The Citizens Savings Bank five months later upon Harold W. Price's sudden death.

In November 2004, the Citizens Bank Board of Directors completed its senior management reorganization plans for the beginning of its second century of service. James W. Everson, will continue as the Bank's Chairman. Furthermore, the Citizens Bank Board of Directors announced the appointment of Scott A. Everson as Director, President and Chief Executive Officer, which became effective on November 1, 2004.

On September 19, 2008, Citizens acquired from the Federal Deposit Insurance Corporation ("FDIC") the deposits of three banking offices of a failed institution in St. Clairsville, Dillonvale and Tiltonsville, Ohio.

The growth and success of The Citizens Savings Bank and the United Bancorp, Inc. have been attributed to the association of many dedicated men and women. Having served on the Board of Directors are Edward E. McCombs, 1902-1936; John E. Reynolds, 1902-1940; Dr. J.W. Darrah, 1902-1937; J.A. Crossley, 1902-1903; William M. Lupton, 1902-1902; F.K. Dixon, 1902-1909; Dr. R.H. Wilson, 1902-1905; C.A. Heil, 1903-1909; David Coss, 1904-1938; L.L. Scheele, 1905-1917; A.T. Selby, 1906-1954; H.H. Rothermund, 1907-1912; Dr. J.G. Parr, 1912-1930; T.E. Pugh, 1920-1953; J.J. Weiskircher, 1925-1942; David H. James, 1925-1963; Dr. C.B. Messerly, 1931-1957; H.H. Riethmiller, 1936-1980; E.M. Nickles, 1938-1968; L.A. Darrah, 1939-1962; R.L. Heslop, 1941-1983; Joseph E. Weiskircher, 1943-1975; Edward M. Selby, 1953-1976; David W. Thompson, 1954-1966; Dr. Charles D. Messerly, 1957-1987; James M. Blackford, 1962-1968; John H. Morgan, 1967-1976; Emil F. Snyder, 1968-1975; James H. Cook, 1976-1986; Paul Ochsenbein, 1978-1991; David W. Totterdale, 1981-1995; Albert W. Lash, 1975-1996; Premo R. Funari, 1976-1997; Donald A. Davison, 1963-1997; Harold W. Price, 1999-1999; John H. Clark, Jr., 1976-2001; Dwain R. Hicks, 1999-2002; and Michael A. Ley, 1999-2002.

Today, The Citizens Savings Bank is Martins Ferry's only locally owned financial institution. The general objective of The Citizens Savings Bank as outlined in its Mission Statement which was adopted by its Board of Directors on June 8, 1982 and renewed annually is to remain an independent state-chartered commercial bank and expand its asset base and market share through acquisitions and new branch construction where financially feasible.

The Community Bank Profile

A Division of The Citizens Savings Bank

COMMUNITY was established in August 1945 with corporate offices in downtown Glouster, Ohio, in Athens County. Its founder was L.E. Richardson, a local entrepreneur. At that time, Athens County was booming with the industries of gas, oil and coal mining. COMMUNITY was then known as The Glouster Community Bank. The Bank played a vital role in the region as it developed, earning a reputation for friendliness, quality customer service and responsiveness to the individual financial needs of its customers, as well as the community. More than 25 years later, Richardson turned over the day-to-day management of the bank to his son, L.E. Richardson, Jr., in 1971.


THE COMMUNITY BANK
THE COMMUNITY BANK

With that foundation, COMMUNITY acquired the First National Bank of Amesville, Ohio in 1976. The Bank's prosperity continued, and, in 1978, a three-lane Auto Bank drive-up facility was constructed on the west side of Glouster.

In 1984, the Bank created a holding company, Southern Ohio Community Bancorp, Inc., in anticipation of future growth and diversification of products and services.

In 1987, the service area was expanded once again. A modular office in Nelsonville served the village and the surrounding communities. A few years later, on December 6, 1993 a ribbon cutting ceremony was held for a newly constructed Nelsonville office. The brick building, which replaced the mobile bank unit, features four drive-up lanes and a drive-up ATM. Night deposit and safe deposit box services were also introduced to the Nelsonville area.

COMMUNITY has a long and close association with Hocking College. The two-year college combines academics with hands-on technical learning, and attracts students from all over the United States and the world. COMMUNITY is pleased to meet the financial needs of Hocking College's faculty, staff and students.

In 1996, COMMUNITY completed an extensive renovation of its downtown Glouster office, including the addition of a 24-hour access ATM in the vestibule.

In 1998, COMMUNITY became affiliated with United Bancorp, Inc. of Martins Ferry, Ohio, when United Bancorp purchased The Glouster Community Bank and its holding company, Southern Ohio Community Bancorp, Inc.

That acquisition led to COMMUNITY establishing a Loan Production Office (LPO) in 1998 in Lancaster, Ohio. This LPO provided the opportunity for COMMUNITY to build its franchise along the U.S. Route 33 corridor from Athens County through Fairfield County.

Lancaster, the county seat of Fairfield County, is approximately 30 miles southeast of Columbus, Ohio and is considered a bedroom community to Columbus. According to the city's Economic Development Office, Fairfield County is the fourth fastest growing county in Ohio and is ranked among the top six counties for growth potential.

COMMUNITY opened its first Fairfield County banking office in December 1999. The East Main Street Banking Office in Lancaster offers full service banking with extended evening and Saturday hours. The office features a three-lane drive-up, a drive-up ATM and night depository.

In January 2000, COMMUNITY relocated its Main Office from Glouster to downtown Lancaster. This substantial investment significantly strengthened COMMUNITY'S presence in Fairfield County. Formerly a furniture store, the historic 1919 building was restored to as near the original appearance as possible. The building was further enhanced with a Verdin Company clock. The 435-pound timepiece is attached to the southeast corner of the building. The interior of the building was converted from a furniture store to a modern full service banking office. Of special note is the historical mural of Fairfield County landmarks, painted by local stencil artist Cheryl Fey, which graces the main stairway. The renovation added greatly to the city's business district, as the Main Office complements the downtown revitalization that also was completed in 2000.

COMMUNITY'S Auto Bank, located across the street from the Main Office, also was opened in January 2000. The structure is unique to the market, because of its walk-in lobby. It also features a four-lane drive-thru, night depository and automatic teller machine.

In July 2000, COMMUNITY opened its Community Room, also unique to the area. The Community Room has grown quickly into a convenient and frequently used location for meeting of area civic organizations. It is also a popular gallery for local artists to display their talents.

From the rolling hills of Athens County to the bustling commerce of Fairfield County, COMMUNITY continues to play a vital role in the lives of its customers and the region it serves. The Bank not only has built upon its customer base through the years, but upon its reputation for friendliness, quality customer service and responsiveness to the individual financial needs of its customers and the communities it proudly serves.

On July 1, 2007, the Company received regulatory approval for the merger of its wholly owned subsidiaries, The Glouster Community Bank ("Community"), Lancaster, Ohio, and The Citizens Savings Bank ("Citizens"), Martins Ferry, Ohio, under the charter of the latter. The Boards of both Citizens and Community endorsed this consolidation. The Company continues to capitalize on the established branding in the market places of each institution. Community operates under the trade name "The Community Bank, a Division of The Citizens Savings Bank" and Citizens operates under the trade name "The Citizens Bank, a Division of The Citizens Savings Bank". A key focus of the consolidation involved the centralization of executive authority under Citizens' proven management structure that has been perennially ranked in the upper quartile of all banks in the United States.

Including the Community Board members on the Board of the combined institution was essential for the Company to realize the full potential of the combination. Management was pleased to report on the merger date of July Ist that Samuel J. Jones, Business Owner, Glouster, Ohio; Terry A. McGhee, President and CEO, Westerman, Inc., Bremen, Ohio; Andrew F. Phillips, President and General Manager, Miller Brands of South East Ohio, Glouster, Ohio; Robin L. Rhodes, M.D., Physician, Pediatric Associates of Lancaster, Inc., Lancaster, Ohio; and L.E. "Dick" Richardson, Jr., Retired President, Southern Ohio Community Bancorporation, Inc., Glouster, Ohio accepted the Company's invitation to become members of The Citizens Savings Bank Board of Directors.

On October 31, 2007, the Company completed the "physical consolidation" of its two charters under the management group of The Citizens Savings Bank, resulting in a 22% reduction in staffing at The Community Bank division. Merging all of the Company's bank charters into a single charter and common operating system now allows each banking office to focus on growing the Company's banking franchises by providing the highest level of customer service from a common market basket of products.

In the following pages, management presents an analysis of United Bancorp, Inc.'s financial condition and results of operations as of and for the year ended December 31, 2008 as compared to prior years. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the Consolidated Financial Statements and related footnotes and the selected financial data included elsewhere in this report.

When used in this discussion or future filings by the Company with the Securities and Exchange Commission, or other public or shareholder communications, or in oral statements made with approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

The Company is not aware of any trends, events or uncertainties that will have or are reasonably likely to have a material effect on its liquidity, capital resources or operations except as discussed herein. The Company is not aware of any current recommendations by regulatory authorities that would have such effect if implemented.

The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions that may be made to any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Financial Condition

Overview

While the Company posted record earnings in 2008, external forces from the global economic recession did have an impact on the Company's financial results. This global recession will continue to prove extremely challenging in 2009. During 2008, in an effort to boost economic activity, the Federal Open Market Committee aggressively cut short-term interest rates. The composition of the Company's balance sheet benefited from the lowering of short term interest rates as our cost of deposits decreased at a more rapid pace than our interest earning assets. This resulted in a significant improvement in the Company's net interest income for 2008 over 2007. This recession did negatively impact the Company's past due and non accrual levels, which continue within peer performance, prompting an increase in the level of provision for loan losses that will be discussed later in this analysis. This trend is anticipated to continue in 2009. The Company has budgeted a level of provision for loan losses approximately equal to 2008.

On September 19, 2008, Citizens acquired from the Federal Deposit Insurance Corporation ("FDIC") the deposits of three banking offices of a failed institution in Belmont County, Ohio. Deposits acquired totaled approximately $39.3 million. The agreement provided the Bank with the option to purchase the office premises for the three banking locations. Management has formally notified the FDIC that it will acquire two of the former banking locations for approximately $1.2 million which is the estimated fair value of the properties as established by independent appraisals. Management's plan is to build a new banking facility in the community where it did not acquire one of the properties from the FDIC. The Company paid a premium to the FDIC of approximately $450,000 for the approximately $39.3 million in deposits assumed.


Total Assets (In Thousands)

In conjunction with this transaction, the Company recorded an intangible asset of approximately $812,000 million consisting of a core deposit intangible. This asset was recorded at fair value and will be amortized over eight years using a straight line method.

Earning Assets – Loans

Gross loans totaled $238.2 million at year-end 2008, representing a 1.5% increase from $234.6 million at year-end 2007. Average loans totaled $235.7 million for 2008, representing a 3.1% increase compared to average loans of $228.7 million for 2007.

The increase was primarily comprised of commercial loans, which increased by $8.0 million, and an increase in the real estate portfolio of $1.3 million, offset by a decrease in the installment portfolio of $3.4 million and commercial real estate portfolio of $2.3 million.

The Company's installment lending portfolio represented 16.1% of the total portfolio at year-end 2008, compared to 17.8% at year-end 2007. The targeted installment lending areas encompass the four geographic areas serviced by the Bank, which are diverse, thereby reducing the risk to changes in economic conditions. Competition for installment loans principally comes from the captive finance companies offering low to zero percent financing for extended terms.

To protect the Company's net interest margin in a decreasing interest rate environment, the focus of loan pricing in 2008 was in intermediate fixed rate loan products with prepayment penalties. While the initial yield on these loans is slightly below market when originated, the Company continues to be protected as general market interest rates decrease.

Residential real estate loans are comprised of 1, 3 and 5 year adjustable-rate mortgages financed to 1-4 family units. The Company also offers fixed-rate real estate loans through our Secondary Market Real Estate Mortgage Program. The fixed-rate mortgages are serviced by Citizens but are sold immediately in the secondary market. Therefore, our customers enjoy the convenience of working with a local bank and are able to obtain long-term fixed-rate financing for their home while the Bank mitigates the interest rate risk. Once these fixed rate loans are originated and immediately sold without recourse in what is referred to as the secondary market, the Company does not assume credit risk or interest rate risk in this portfolio. This arrangement is quite common in banks and saves our customers looking elsewhere for their home financing needs.


Loans-Net (In Thousands)

For 2008, the interest rate environment, although still favorable to the fixed-rate mortgage loan product, did not result in a high volume of customers refinancing. Impacting the secondary market originations is the issue that has developed in the industry related to higher risk loans. While the Company did participate in this type of lending, the additional regulations that resulted from this issue had made it more difficult to obtain a loan that is saleable in the secondary market. The Company recognized a gain on the sale of secondary market loans of $85,000 in 2008 and a gain of $22,000 in 2007.

The allowance for loan losses represents the amount which management and the Board of Directors estimates is adequate to provide for probable incurred losses in the loan portfolio. Accounting for the allowance and the related provision for loan losses is viewed by management as a critical accounting policy. The allowance balance and the annual provision charged to expense are reviewed by management and the Board of Directors on a monthly basis. The allowance calculation is determined by utilizing a risk grading model that considers borrowers' past due experience, coverage ratio to industry averages, economic conditions and various other circumstances that are subject to change over time. In general, the loan loss policy for installment loans requires a charge-off if the loan reaches 120-day


Total Average Earning Assets (In Thousands)
2004
2005
2006
2007

delinquent status or if notice of bankruptcy liquidation notice is received. The Company follows lending policies, with established criteria for determining the repayment capacity of borrowers, requirements for down payments and current market appraisals or other valuations of collateral when loans are originated. Installment lending also utilizes credit scoring to help in the determination of credit quality and pricing.

The Company generally recognizes interest income on the accrual basis, except for certain loans which are placed on non-accrual status, when in the opinion of management, doubt exists as to collection on the loan. The Company's policy is to generally not allow loans greater than 90 days past due to accrue interest unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, interest income may be recognized as cash payment is received.

Management believes the current balance of the allowance for loan losses is sufficient to cover probable incurred losses. Net charge-offs to average loans for the year-ended 2008 was 0.37% compared to 0.39% for 2007. Refer to Provision for Loan Losses section for further discussion on the Company's credit quality.

Earning Assets – Securities and Federal Funds Sold

The securities portfolio is comprised of U.S. Government and agency obligations, tax-exempt obligations of states and political subdivisions, mortgage-backed securities and certain other investments. The Company does not hold any collateralized mortgage-backed securities, other than those issued by U.S. Government agencies. The Company does not hold any derivative securities. The quality rating of the majority of states and political subdivisions within Ohio is no less than Aaa, Aa, or A, with the majority out-of-state bonds rated at AAA. Board policy permits the purchase of certain non-rated bonds of local schools, townships and municipalities, based on known levels of credit risk.

Securities available for sale at year-end 2008 decreased $35.9 million, or 21.7%, from 2007, while securities held to maturity decreased $455,000, or 2.8%.

In 2007, the Company focused on increasing the Company's investment in state and municipal obligations with extended call protection to protect the net interest margin of the Company. This investment strategy has proved beneficial in a falling rate environment.

However, the Company's U.S. Government Agency portfolio is subject to increased levels of redemptions due to the call features in this type of investment security. Given the extent of the decrease in overall interest rates, the Company did experience a significant amount of called government agency investment securities during 2008. This trend is expected to continue into 2009.

Sources of Funds – Deposits

The Company's primary source of funds is retail core deposits from individuals and business customers. These core deposits include all categories of interest-bearing deposits, excluding certificates of deposit greater than $100,000. During 2008, core deposits increased $8.4 million, or 2.9%. Due primarily from the previously mentioned failed bank branch acquisition, the Company assumed approximately $39.3 million in deposits. These acquired deposits included approximately $9.0 million of brokered deposits that were originated by the prior financial institution. Immediately after the acquisition on September 19, 2008 the Company lowered the interest rates on these brokered deposits and as anticipated, these deposits accounts were closed by December 31, 2008. During 2008, without consideration of the deposits acquired by this acquisition, the Company's deposits did decrease by design. Given the additional liquidity from the acquisition, the Company did not aggressively compete with the higher rates that were offered in our markets by other banks that were in desperate need of raising liquidity.

The Company maintains deposit relationships with public agencies, including local school districts, city and township municipalities, public works facilities and others, which may tend to be more seasonal in nature resulting from the receipt and disbursement of state and federal grants. These entities have maintained relatively stable balances with the Company due to various funding and disbursement timeframes.

Certificates of deposit greater than $100,000 are not considered part of core deposits and, as such, are used as a tool to balance funding needs. At year-end 2008, certificates of deposit greater than $100,000 increased $8.1 million, or 21.0%, from year-end 2007 totals. With the financial uncertainty that developed in the stock and bond markets we have seen a trend of larger certificates of deposit coming into the Company during the past year to take advantage of principle preservation of assets from depository insurance. The Company does not differentiate pricing for certificates of deposit that are greater than $100,000.

The attraction of and retention of core deposits continues to be a challenge to the Company and the overall banking industry. Alternative financial products are continuously being introduced by our competition whether through a traditional bank or brokerage services company. As a result of this competition, the Company does offer full service brokerage services through its affiliation with UVEST Financial Services®

Sources of Funds – Securities Sold Under Agreements to Repurchase and Other Borrowed Funds

Other interest-bearing liabilities include securities sold under agreements to repurchase, federal funds purchased, Treasury, Tax and Loan, notes payable and Federal Home Loan Bank advances. Securities sold under agreements to repurchase decreased by $4.2 million during 2008. The average balance in securities sold under agreements to repurchase decreased $2.8 million, or 23.6%, from 2007 to 2008.


Net Income (In Thousands)
2004
2005
2006
2007

Advances from the Federal Home Loan Bank (FHLB) decreased $15.2 million, or 25.8%, from 2007 to 2008, while federal funds purchased decreased $8.7 million for the same period. The decrease in federal funds purchased and advances from the Federal Home Loan Bank was a result of the additional liquidity from the previously discussed branch acquisition. At December 31, 2008, the remaining advances from the Federal Home Loan Bank are term advances and repayments will occur over the remaining contractual life of the advances.

Performance Overview 2008 to 2007

Net Income

The Company reported net income of $3.8 million in 2008 compared with $2.6 million for 2007, an increase of $1.2 million, or 45.4%. On a per share basis, the Company's diluted earnings per share were $0.82 for 2008, as compared to $0.57 for 2007, an increase of 43.9%. This earnings performance equates to a 0.86% Return on Average Assets ("ROA") and 11.33% Return on Average Equity ("ROE") for 2008 compared to 0.60% and 8.12%, respectively, for 2007.

Net Interest Income

Net interest income, by definition, is the difference between interest income generated on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Various factors contribute to changes in net interest income, including volumes, interest rates and the composition or mix of interest-earning assets in relation to interest-bearing liabilities. The net interest margin increased to 4.04% in 2008 from 3.31% in 2007. While the Company's yield on earning assets has on average decreased 35 basis points from 2007 to 2008, the cost of funds has decreased 116 basis points for the same period.

Average interest-earning assets marginally increased $1.1 million in 2008 while the associated weighted-average yield on these interest-earning assets decreased from 6.93% in 2007 to 6.60% for 2008. Average interest-bearing liabil-

ties increased $2.4 million, or 0.6%, in 2008 while the associated weighted-average costs on these interest-bearing liabilities decreased from 3.88% in 2007 to 2.72% in 2008.

Refer to the sections on Asset and Liability Management and Sensitivity to Market Risks and Average Balances, Net Interest Income and Yields Earned and Rates Paid elsewhere herein for further information.

Provision For Loan Losses

The provision for loan losses is a charge to expense recorded to maintain the related balance sheet allowance for loan losses at an amount considered adequate to cover probable incurred losses in the portfolio. The provision for loan losses was $1.2 million in 2008 compared to $993,000 in 2007, an increase of $195,000 or 19.6% for 2008. As previously discussed, the loan portfolio increased approximately $3.6 million, or 1.5%, during 2008.

Net loans charged-off for 2008 were approximately $865,000 compared to $891,000 for 2007. For 2008 and 2007, net loan charge-offs as a percentage of average loans were 0.37% and 0.39%, respectively.

The allowance for loan losses as a percentage of loans increased to 1.16% at year-end 2008 from 1.04% at year-end 2007. The Company utilizes a consistent reserve methodology with detail reserve allocations specific to the individual loan portfolios.

Noninterest Income

Noninterest income is made up of bank-related fees and service charges, as well as other income-producing services. These include secondary market loan servicing fees, ATM/interchange income, internet bank fees, early redemption penalties for certificates of deposit, safe deposit box rental income, net gain or loss on sales of securities available for sale and loans, leased rental property, cash management services and other miscellaneous items. In addition, the Company has invested in Bank Owned Life Insurance (BOLI). The earnings from this investment are reflected in the Company's noninterest income. Total noninterest income for both 2008 and 2007 was $3.1 million.

Customer service fees on deposit accounts increased $238,000, or 12.8%, from 2007 to 2008. The increase was mainly the result of an increase in usage and an increase in the number of eligible accounts in the Company's courtesy overdraft program resulting in part from the branch acquisition.

The decrease in BOLI income of approximately $18,000 for 2008 related to a slightly reduced interest crediting rate paid on the various life insurance policies.

The Company incurred losses totaling approximately $14,000 for 2008 related to sale of available-for-sale securities. Gains related to the sales of real estate and other repossessed assets decreased by approximately $73,000, or 48.0% from 2007 to 2008.

The decrease in other noninterest income in 2008 of $208,000, or 32.2%, is primarily attributable to a decrease in secondary market related income of approximately $142,000 and a decrease of approximately $35,000 in certificate of deposit redemption penalty income.

Noninterest Expense

Noninterest expense for 2008 increased $1.4 million, or 12.2%, over 2007.

Salaries and employee benefits increased $358,000, or 5.8%, from 2007 to 2008. The increase is due to merit increases since 2007 and addition of staff related to the branch acquisition.

Occupancy and equipment expense increased $153,000, or 12.6%, due primarily to an increase in depreciation expense related to expansion and repairs of properties and new systems installed.


Return On Average Equity
2004
2005
2006
2007
2008

Professional fees increased $239,000, or 37.9%, for 2008 as compared to 2007. Professional fees increased due to additional collection and recovery efforts on delinquent loans and OREO property, increased expenses related to outsourcing internal auditing services, regulatory compliance services and Sarbanes-Oxley compliance testing and documentation.

During 2008, the Company recorded a $290,000 provision for losses on foreclosed real estate. Management recorded this provision to write down foreclosed real estate properties to their estimated net realizable value.

In conjunction with the branch acquisition, the Company recorded an intangible asset of $812,000 consisting of a core deposit intangible. This asset was recorded at fair value and will be amortized over eight years using a straight line method. During 2008, the Company recorded amortization expense of approximately $37,000.

Other expenses increased $139,000, or 7.4%. Contributing to this increase were costs associated with the Company's internet banking product and ATM services. These increases primarily related to additional users due to the branch acquisition.

It is anticipated the Company's FDIC insurance premiums will increase approximately $500,000 in 2009. This is due to the number of bank failures during the past 18 months and the FDIC's attempt to replenish their reserve fund to cover losses. In addition, on March 2, 2009, the FDIC issued Financial Institution Letter 12-2009 ("FIL 12-2009") Deposit Insurance Assessments, Final Rule on Assessments; Amended FDIC Restoration Plan; Interim Rule on Emergency Special Assessment. Among other items included within FIL 12-2009, is an interim rule with request for public comments, imposing an emergency 20 basis point special assessment on June 30, 2009 which would be collected on September 30, 2009, and allowing the Board to impose possible additional special assessments of up to 10 basis points thereafter to maintain public confidence in the Deposit Insurance Fund. The events surrounding our current economic issues are changing daily. For current information on the progress on FIL 12-2009 you can visit the FDIC's web site www.fdic.gov/news/financial/2009.

Income tax expense for 2008 was $956,000 compared to $334,000 in 2007, an increase of $622,000, or 186.2%. The increase was due primarily to a $1.8 million, or 61.5% increase in pre-tax income. The Company's effective income tax rate was 20.3% in 2008 and 11.4% for 2007. The Company's effective tax rate is less than the 34% statutory rate due primarily to the effects of nontaxable interest income and earnings on bank owned life insurance policies.

Capital Resources

Internal capital growth, through the retention of earnings, is the primary means of maintaining capital adequacy

(In thousands)		2008		2007
Noninterest income				
Customer Service Fee	$	2,104	$	1,866
Loss on sales of securities		(14)		-
Gains on sales of loans		85		22
Other income		892		1,191
Total noninterest income	$	3,067	$	3,079
Noninterest expense				
Salaries and employee benefits	$	6,524	$	6,166
Occupancy and equipment		1,369		1,216
Provision for losses on foreclosed real assets		290		-
Professional services		869		630
Insurance		395		362
Franchise and other taxes		426		369
Marketing Expense		372		357
Printing and office supplies		337		283
Amortization of intangibles		37		-
Other expenses		2,008		1,869
Total noninterest expense	$	12,627		11,252

for the Bank. The Company's stockholders' equity at both year-end 2008 and 2007 was $33.9 million. Equity totals for 2008 includes approximately $1.1 million in accumulated other comprehensive loss, which is comprised mainly of a net unrealized loss related to the accumulated benefit obligation in excess of fair value of plan assets in the Company's defined benefit pension plan, net of tax, at year-end 2008, compared to a $500,000 unrealized loss at year-end 2007. Total stockholders' equity in relation to total assets was 7.7% at December 31, 2008 and 7.5% at December 31, 2007. The increase is primarily due to the decrease in the Company's assets during 2008.

The Company has established a Dividend Reinvestment Plan ("The Plan") for stockholders under which the Company's common stock will be purchased by The Plan for participants with automatically reinvested dividends. The Plan does not represent a change in the dividend policy or a guarantee of future dividends. Stockholders who do not wish to participate in The Plan continue to receive cash dividends, as declared in the usual and customary manner.

In 2001, the Company's stockholders approved an amendment to the Company's Articles of Incorporation to create a class of preferred shares with 2,000,000 authorized shares. This will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques which may provide a lower effective cost of capital to the Company. The amendment also provides greater flexibility to the Board of Directors in structuring the terms of equity securities that may be issued by the Company. As of December 31, 2008 the Company has not issued any preferred shares.

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I ("Trust I" or the "Trust"), issued $4.0 million of mandatorily redeemable debt securities. The sale proceeds were utilized to purchase $4.0 million of the Company's subordinated debentures. The Company's subordinated debentures are the sole asset of Trust I. Pursuant to FIN 46(R), the Company's investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.0 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as

Net Charge-Offs to Average Loans


2004
2005
2006
2007
2008

a component of the Company's Tier 1 Capital. Interest on the Company's subordinated debentures are fixed at 6.25% and are payable quarterly.

The $4.0 million of net proceeds received by the Company was primarily utilized to fund a $3.4 million note receivable from a newly formed Employee Stock Option Plan (ESOP). The ESOP in turn utilized the note proceeds to purchase $3.4 million of the Company's treasury stock.

Asset/Liability
Management and Sensitivity to Market Risks

In the environment of changing business cycles, interest rate fluctuations and growing competition, it has become increasingly more difficult for banks to produce adequate earnings on a consistent basis. Although management can anticipate changes in interest rates, it is not possible to reliably predict the magnitude of interest rate changes. As a result, the Company must establish a sound asset/liability management policy, which will minimize exposure to interest rate risk while maintaining an acceptable interest rate spread and insuring adequate liquidity.

The principal goal of asset/liability management – profit management – can be accomplished by establishing decision processes and control procedures for all bank assets and liabilities. Thus, the full scope of asset/liability management encompasses the entire balance sheet of the Company. The broader principal components of asset/liability management include, but are not limited to liquidity planning, capital planning, gap management and spread management.

By definition, liquidity is measured by the Company's ability to raise cash at a reasonable cost or with a minimum amount of loss. Liquidity planning is necessary so the Company will be capable of funding all obligations to its customers at all times, from meeting their immediate cash withdrawal requirements to fulfilling their short-term credit needs.

Capital planning is an essential portion of asset/liability management, as capital is a limited Bank resource, which, due to minimum capital requirements, can place possible restraints on Bank growth. Capital planning refers to maintaining capital standards through effective growth management, dividend policies and asset/liability strategies.

Gap is defined as the dollar difference between rate sensitive assets and rate sensitive liabilities with respect to a specified time frame. A gap has three components – the asset component, the liability component, and the time component. Gap management involves the management of all three components.

Gap management is defined as those actions taken to measure and match rate sensitive assets to rate sensitive liabilities. A rate sensitive asset is any interest-earning asset, which can be repriced to a market rate in a given time frame. Similarly, a rate sensitive liability is any interest-bearing liability, which can have its interest rate changed to a market rate during the specified time period. Caps, collars and prepayment penalties may prevent certain loans and securities from adjusting to the market rate.

A negative gap is created when rate sensitive liabilities exceed rate sensitive assets and conversely a positive gap occurs when rate sensitive assets exceed rate sensitive liabilities. A negative gap position will cause profits to decline

Total Allowance for Loan Losses to Total Loans


2004
2005
2006
2007
2008

in a rising interest rate environment while conversely a positive gap will cause profits to decline in a falling interest rate environment. The Company's goal is to have acceptable profits under any interest rate environment. To avoid volatile profits as a result of interest rate fluctuations, the Company attempts to match interest rate sensitivities, while pricing both the asset and liability components to yield a sufficient interest rate spread so that profits will remain relatively consistent across interest rate cycles.

Management of the income statement is called spread management and is defined as managing investments, loans, and liabilities to achieve an acceptable spread between the Company's return on its earning assets and its cost of funds. Gap management without consideration of interest spread can cause unacceptable low profit margins while assuring that the level of profits is steady. Spread management without consideration of gap positions can cause acceptable profits in some interest rate environments and unacceptable profits in others. A sound asset/liability management program combines gap and spread management into a single cohesive system.

Management measures the Company's interest rate risk by computing estimated changes in net interest income and the net portfolio value ("NPV") of its cash flows from assets, liabilities and off-balance-sheet items in the event of a range of assumed changes in market interest rates. The Bank's senior management and the Executive Committee of the Board of Directors, comprising the Asset/Liability Committee ("ALCO") review the exposure to interest rates monthly. Exposure to interest rate risk is measured with the use of an interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates, while interest rate sensitivity gap analysis is used to determine the repricing characteristics of the assets and liabilities.

NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance-sheet items.

Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan pre-

payments and deposit decay rates, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates. The NPV calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by surveys performed during each quarterly period, with adjustments made to reflect the shift in the Treasury yield curve between the survey date and quarter-end date. Certain shortcomings are inherent in this method of analysis presented in the computation of estimated NPV. Certain assets such as adjustable-rate loans have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the portion of adjustable-rate loans in the Company's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. Finally, the ability of many borrowers to repay their adjustable-rate debt may decrease in the case of an increase in interest rates.

The following tables present an analysis of the potential sensitivity of the Company's net present value of its financial instruments to sudden and sustained changes in the prevailing interest rates.

The projected volatility of the net present value at both December 31, 2008 and 2007 fall within the general guidelines established by the Board of Directors. The 2008 NPV table shows that in a falling interest rate environment, in the event of a 100 basis point change, the NPV would decrease 10%, and with a 200 basis point change the NPV would decrease 23%. This decrease is the result of fixed rate certificates of deposit not repricing in lock step with an immediate downward rate adjustment of 100 and 200 basis points. The other component is that once rates decrease 100 or 200 basis points we tend to reach a floor on how low depository rates can adjust downward.

In an upward change in interest rates, the Company's NPV would increase 9% with a 100 basis point interest rate increase. In a 200 basis point rate increase, the Company's NPV would increase 14%. This increase is a result of a portion of the Company's loan portfolio that is currently priced at their floor rate of approximately 4.5%. As interest rates increase, the market value of these loans increase, as their rates adjust to the current market level.

(Dollars in Thousands)

Net Portfolio Value - December 31, 2008

Change in Rates	$ Amount	$ Change	% Change
+200	53,795	6,807	14%
+100	51,177	4,189	9%
Base	46,988	-	-
-100	42,407	(4,581)	-10%
-200	36,070	(10,918)	-23%

(Dollars in Thousands)

Net Portfolio Value - December 31, 2007

Change in Rates	$ Amount	$ Change	% Change
+200	35,141	(9,967)	-22%
+100	42,607	(2,501)	-6%
Base	45,108		
-100	42,734	(2,374)	-5%
-200	41,195	(3,913)	-9%

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2008 and 2007.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
		(In thousands, except per share data)		
2008				
Total interest income	$ 6,660	$ 6,481	$ 6,319	$ 6,255
Total interest expense	3,143	2,517	2,347	2,245
Net interest income	3,517	3,964	3,972	4,010
Provision for losses on loans	168	395	324	301
Other income	756	758	752	815
Loss on sale of available - for-sale securities net			(14)	
General, administrative and other expense	2,977	3,002	3,250	3,398
Income before income taxes	1,128	1,325	1,136	1,126
Federal income taxes	225	300	239	192
Net income	$ 903	$ 1,025	$ 897	$ 934
Earnings per share				
Basic	$ 0.20	$ 0.22	$ 0.20	$ 0.20
Diluted	$ 0.20	$ 0.22	$ 0.20	$ 0.20
2007				
Total interest income	$ 6,426	$ 6,648	$ 6,673	$ 6,856
Total interest expense	3,481	3,601	3,807	3,629
Net interest income	2,945	3,047	2,866	3,227
Provision for losses on loans	183	191	283	336
Other income	668	783	785	843
General, administrative and other expense	2,610	2,727	3,005	2,910
Income before income taxes	820	912	363	824
Federal income taxes	102	148	(29)	113
Net income	$ 718	$ 764	$ 392	$ 711
Earnings per share				
Basic	$ 0.16	$ 0.17	$ 0.09	$ 0.15
Diluted	$ 0.16	$ 0.17	$ 0.09	$ 0.15

Average Balances, Net Interest Income and Yields Earned and Rates Paid

The following table provides average balance sheet information and reflects the taxable equivalent average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years ended December 31, 2008 and 2007. The yields and costs are calculated by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities.

The average balance of available-for-sale securities is computed using the carrying value of securities while the yield for available for sale securities has been computed using the average amortized cost. Average balances are derived from average month-end balances, which include nonaccruing loans in the loan portfolio, net of the allowance for loan losses. Interest income has been adjusted to tax- equivalent basis.

(Dollars In thousands)	2008			2007		
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets						
Interest-earning assets						
Loans	$ 235,670	$ 17,235	7.31%	$ 228,673	$ 18,330	8.02%
Taxable securities - AFS	115,969	6,390	5.51	119,546	6,307	5.28
Tax-exempt securities - AFS	28,058	1,656	5.90	29,103	1,741	5.98
Tax-exempt securities - HTM	15,901	931	5.85	16,142	943	5.84
Federal funds sold	1,754	12	0.68	2,907	145	4.99
FHLB stock and other	4,716	298	6.32	4,628	315	6.81
Total interest-earning assets	402,068	26,522	6.60	400,999	27,781	6.93
Noninterest-earning assets						
Cash and due from banks	11,384			9,555		
Premises and equipment (net)	7,028			7,029		
Other nonearning assets	16,997			15,179		
Less: allowance for loan losses	(2,760)			(2,324)		
Total noninterest-earning assets	32,649			29,439		
Total assets	$ 434,717			$ 430,438		
Liabilities & shareholders' equity						
Interest-bearing liabilities						
Demand deposits	$ 121,231	$ 1,670	1.38	$ 119,018	$ 3,872	3.25
Savings deposits	30,658	160	0.52	29,384	128	0.44
Time deposits	155,469	6,075	3.91	172,096	7,956	4.62
Fed funds purchased & TT&L	1,410	47	3.33	3,419	163	4.77
FHLB advances	54,412	1,912	3.51	34,081	1,629	4.78
Trust preferred debentures	4,000	250	6.25	4,000	250	6.25
Repurchase agreements	9,063	137	1.51	11,855	520	4.39
Total interest-bearing liabilities	376,243	10,251	2.72	373,853	14,518	3.88
Noninterest-bearing liabilities						
Demand deposits	21,510			22,250		
Other liabilities	3,780			2,494		
Total noninterest-bearing liabilities	25,290			24,744		
Total liabilities						
Total shareholders' equity	33,184			31,841		
Total liabilities & shareholders' equity	$ 434,717			$ 430,438		
Net interest income		$ 16,271			$ 13,263	
Net interest spread			3.88%			3.05%
Net yield on interest-earning assets			4.04%			3.31%

- For purposes of this schedule, nonaccrual loans are included in loans.
- Fees collected on loans are included in interest on loans.

Rate/Volume Analysis

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected interest income and expense during 2008. For purposes of this table, changes in interest due to volume and rate were determined using the following methods:

- Volume variance results when the change in volume is multiplied by the previous year's rate.
- Rate variance results when the change in rate is multiplied by the previous year's volume.
- Rate/volume variance results when the change in volume is multiplied by the change in rate.

Diluted Earnings Per Share


2004
2005
2006
2007

Note: The rate/volume variance was allocated to volume variance and rate variance in proportion to the relationship of the absolute dollar amount of the change in each. Nonaccrual loans are ignored for purposes of the calculations due to the nominal amount of the loans.

(In thousands)	2008 Compared to 2007 Increase/(Decrease)		
	Total Change	Change Due To Volume	Change Due To Rate
Interest and dividend income			
Loans	$ (1,095)	$ 548	$ (1,643)
Taxable securities available for sale	83	(152)	235
Tax-exempt securities available for sale	(85)	(62)	(23)
Tax-exempt securities held to maturity	(12)	(14)	2
Federal funds sold	(133)	(42)	(91)
FHLB stock and other	(17)	6	(23)
Total interest and dividend income	(1,259)	284	(1,543)
Interest expense			
Demand deposits	(2,202)	71	(2,273)
Savings deposits	32	6	26
Time deposits	(1,881)	(723)	(1,158)
Fed funds purchased	(116)	(77)	(39)
FHLB advances	283	794	(511)
Trust Preferred debentures	-	-	-
Repurchase agreements	(383)	(101)	(282)
Total interest expense	(4,267)	(30)	(4,237)
Net interest income	$ 3,008	$ 314	$ 2,694

Liquidity

Liquidity relates primarily to the Company's ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold and securities available-for-sale. These assets are commonly referred to as liquid assets. Liquid assets were $160.9 million at December 31, 2008, compared to $177.6 million at December 31, 2007. Management recognizes securities may need to be sold in the future to help fund loan demand and, accordingly, as of December 31, 2008, $129.4 million of the securities portfolio was classified as available for sale. The Company's residential real estate portfolio can and has been readily used to collateralize borrowings as an additional source of liquidity. Management believes its current liquidity level is sufficient to meet the cash requirement.

The Cash Flow Statements for the periods presented provide an indication of the Company's sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2008 and 2007 follows.

The Company experienced a net increase in cash from operating activities in 2008 and 2007. Net cash provided by operating activities totaled $6.0 million and $3.3 million for the years ended December 31, 2008 and 2007, respectively. The adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment and intangibles, gain on sales of loans, securities and other assets, the provision for loan losses, Federal Home Loan Bank stock dividends, net amortization of securities and net changes in other assets and liabilities.

Book Value Per Share



Dividends Per Share



NET CASH PROVIDED BY INVESTING ACTIVITIES totaled $65.4 million for the year ended December 31, 2008. Net cash used in investing activities totaled $31.2 million for the year ended December 31, 2007. The changes in net cash from investing activities include loan growth, branch acquisition, as well as normal maturities, security calls and reinvestments of securities and premises and equipment expenditures. In 2008, the Company received $4.2 million from sales of securities available for sale. Proceeds from securities, which matured or were called totaled $89.4 million and $22.2 million in 2008 and 2007, respectively.

NET CASH USED IN FINANCING ACTIVITIES totaled $52.3 million for the year ended December 31, 2008. Net cash provided by financing activities totaled $25.6 million for the year ended December 31, 2007. The net cash used in financing activities in 2008 was primarily attributable to a decrease in borrowings of $27.2 million and a decrease in deposits of $22.7 million for the year ended December 31, 2008.

Management feels that it has the capital adequacy, profitability, and reputation to meet the current and projected financial needs of its customers.

Inflation

The majority of assets and liabilities of the Company are monetary in nature and therefore the Company differs greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation significantly affects noninterest expense, which tends to rise during periods of general inflation. Management believes the most significant impact on financial results is the Company's ability to react to changes in interest rates. Management seeks to maintain an essentially balanced position between interest sensitive assets and liabilities and actively manages the amount of securities available for sale in order to protect against the effects of wide interest rate fluctuations on net income and shareholders' equity.

Legislative Developments

In response to the financial crises affecting the banking system and financial markets and going concern theats to investment banks and other financial institutions, on October 3, 2008, the Emergency Economic Stabilization Act of 2008 ("EESA") was signed into law. Pursuant to EESA, the U.S. Treasury was provided the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets. On October 14, 2008, the Department of the Treasury announced that it would purchase equity stakes in a wide variety of banks and thrifts using $300 billion of capital from the EESA funds under a program known as the Troubled Asset Relief Program Capital Purchase Program (the "TARP Capital Purchase Program"). The TARP Capital Purchase Program involves the purchase by the Treasury of preferred stock in financial institutions with warrants to purchase common stock. Also on October 14, 2008, the FDIC announced the Temporary Liquidity Guarantee Program, which provides for the guarantee of newly-issued senior unsecured debt of banks, thrifts and certain holding companies as well as full deposit insurance coverage for non-interest bearing deposit transaction accounts, regardless of dollar amount. Unlimited coverage for non-interest bearing transaction accounts under the Temporary Liquidity Guarantee Program was available until December 5, 2008 without charge and thereafter at a cost of 10 basis points per annum. Based upon the known and yet to be determined conditions the Treasury will levy upon participants in this program and our Company's and Banks' positive liquidity and capital adequacy, management did not feel it was prudent and elected not to participate in the TARP Capital Purchase Program.

Equity Capital (In Thousands)



Return On Average Assets



BKD LLP
CPAs & Advisors

312 Walnut Street, Suite 3000
Cincinnati, OH 45202-4025
513.621.8300 Fax 513.621.8345 www.bkd.com

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
United Bancorp, Inc.
Martins Ferry, Ohio

We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2008. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 17, in 2008 the Company changed its method of accounting for fair value measurements in accordance with Statement of Financial Accounting Standards No. 157. As discussed in Note 14, in 2008 the Company changed its method of accounting for split-dollar life insurance policies in accordance with Emerging Issues Task Force Issue 06-4.

BKD, LLP

Cincinnati, Ohio
March 9, 2009

December 31, 2008 and 2007
(In thousands, except share data)

	2008	2007
Assets		
Cash and due from banks	$ 5,605	$ 4,678
Interest-bearing demand deposits	6,684	7,646
Federal funds sold	19,180	—
Cash and cash equivalents	31,469	12,324
Available-for-sale securities	129,416	165,324
Held-to-maturity securities	15,687	16,142
Loans, net of allowance for loan losses of $2,770 and $2,447 at December 31, 2008 and 2007, respectively	235,448	232,197
Premises and equipment	8,466	7,077
Federal Home Loan Bank stock	4,810	4,624
Foreclosed assets held for sale, net	1,407	525
Intangible assets	775	—
Accrued interest receivable	3,037	3,146
Deferred federal income taxes	532	180
Bank-owned life insurance	9,653	9,296
Other assets	1,104	535
Total assets	$ 441,804	$ 451,370
Liabilities and Stockholders' Equity		
Liabilities		
Deposits		
Demand	$ 142,434	$ 146,057
Savings	40,309	27,816
Time	164,302	156,615
Total deposits	347,045	330,488
Short-term borrowings	7,809	19,797
Federal Home Loan Bank advances	43,745	58,926
Trade date security purchases	—	3,000
Subordinated debentures	4,000	4,000
Interest payable and other liabilities	5,301	1,272
Total liabilities	407,900	417,483
Stockholders' Equity		
Preferred stock, no par value, authorized 2,000,000 shares; no shares issued	—	—
Common stock, $1 par value; authorized 10,000,000 shares; issued 2008 – 5,190,304 shares, 2007 – 5,178,869 shares	5,190	5,179
Additional paid-in capital	25,656	28,048
Retained earnings	9,856	7,112
Stock held by deferred compensation plan; 132,906 and 108,322 shares at December 31, 2008 and 2007, respectively	(1,300)	(1,051)
Unearned ESOP compensation	(2,718)	(2,931)
Accumulated other comprehensive loss	(1,094)	(500)
Treasury stock, at cost 2008 – 164,442 common shares, 2007 – 190,266 common shares	(1,686)	(1,970)
Total stockholders' equity	33,904	33,887
Total liabilities and stockholders' equity	$ 441,804	$ 451,370

See Notes to Consolidated Financial Statements

Consolidated Statements of Income

Years Ended December 31, 2008 and 2007
(In thousands, except per share data)

	2008	2007
Interest and Dividend Income		
Loans	$ 17,235	$ 18,000
Securities		
Taxable	6,390	6,307
Tax-exempt	1,780	1,836
Federal funds sold	12	145
Dividends on Federal Home Loan Bank and other stock	298	315
Total interest and dividend income	25,715	26,603
Interest Expense		
Deposits	7,904	11,956
Borrowings	2,348	2,562
Total interest expense	10,252	14,518
Net Interest Income	15,463	12,085
Provision for Loan Losses	1,188	993
Net Interest Income After Provision for Loan Losses	14,275	11,092
Noninterest Income		
Customer service fees	2,104	1,866
Net gains on loan sales	85	22
Loss on sales of available-for-sale securities - net	(14)	—
Earnings on bank-owned life insurance	394	412
Gain on sale of real estate and other repossessed assets	79	152
Other	419	627
Total noninterest income	3,067	3,079
Noninterest Expense		
Salaries and employee benefits	6,524	6,166
Net occupancy expense	1,369	1,216
Provision for losses on foreclosed real estate	290	—
Professional fees	869	630
Insurance	395	362
Franchise and other taxes	426	369
Marketing expense	372	357
Printing and office supplies	337	283
Amortization of intangible assets	37	—
Other	2,008	1,869
Total noninterest expense	12,627	11,252
Income Before Federal Income Taxes	4,715	2,919
Provision for Federal Income Taxes	956	334
Net Income	$ 3,759	$ 2,585
Basic Earnings Per Share	$ 0.82	$ 0.57
Diluted Earnings Per Share	$ 0.82	$ 0.57

See Notes to Consolidated Financial Statements

Consolidated Statements of Stockholders' Equity

Years Ended December 31, 2008 and 2007
(In thousands, except per share data)

	Common Stock	Additional Paid-in Capital	Treasury Stock and Deferred Compensation	Shares Acquired By ESOP	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, January 1, 2007	$ 5,132	$ 27,547	$ (1,883)	$ (3,266)	$ 6,962	$ (1,912)	$ 32,580
Comprehensive income							
Net income	—	—	—	—	2,585	—	2,585
Unrealized gains on securities designated as available for sale, net of related taxes	—	—	—	—	—	1,636	1,636
Defined benefit plan	—	—	—	—	—	(224)	(224)
Total comprehensive income							3,997
Cash dividends - $0.52 per share	—	—	—	—	(2,435)	—	(2,435)
Shares purchased for deferred compensation plan	9	236	(148)	—	—	—	97
Shares distributed from deferred compensation plan	—	(116)	116	—	—	—	—
Purchase of treasury stock – at cost	—	—	(1,106)	—	—	—	(1,106)
Issuance of shares to Dividend Reinvestment Plan	38	381	—	—	—	—	419
ESOP compensation	—	—	—	335	—	—	335
Balance, December 31, 2007	5,179	28,048	(3,021)	(2,931)	7,112	(500)	33,887
Comprehensive income							
Net income	—	—	—	—	3,759	—	3,759
Unrealized losses on securities designated as available for sale, net of related taxes	—	—	—	—	—	(144)	(144)
Defined benefit plan	—	—	—	—	—	(450)	(450)
Total comprehensive income	—	—	—	—	—	—	3,165
Cash dividends - $0.54 per share	—	(2,707)	—	—	—	—	(2,707)
Shares purchased for deferred compensation plan	11	354	(185)	—	—	—	180
Shares distributed from deferred compensation plan	—	(9)	9	—	—	—	—
Purchase of treasury stock – at cost	—	—	(233)	—	—	—	(233)
Purchase of shares by Dividend Reinvestment Plan	—	(30)	444	—	—	—	414
Implementation of EITF 06-4 for split-dollar life insurance arrangements	—	—	—	—	(1,015)	—	(1,015)
ESOP compensation	—	—	—	213	—	—	213
Balance, December 31, 2008	$ 5,190	$ 25,656	$ (2,986)	$ (2,718)	$ 9,856	$ (1,094)	$ 33,904

See Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

(Dollar amounts in thousands)

	2008	2007
Operating Activities		
Net income	$ 3,759	$ 2,585
Items not requiring (providing) cash		
Depreciation and amortization	574	491
Amortization of intangible assets	37	—
Provision for loan losses	1,188	993
Provision for losses on foreclosed real estate	290	—
Amortization of premiums and discounts on securities	53	74
Amortization of mortgage servicing rights	85	73
Deferred income taxes	(48)	(159)
Loss on sales of available-for-sale securities	14	—
Originations of loans held for sale	(1,018)	(7,061)
Proceeds from sale of loans held for sale	1,103	7,083
Net gains on sales of loans	(85)	(22)
Amortization of stock benefit plan	213	335
Gain on sale of real estate owned and other repossessed assets	(79)	(152)
Federal Home Loan Bank stock dividends	(186)	(68)
Increase in value of bank-owned life insurance	(357)	(369)
Changes in		
Accrued interest receivable	109	(569)
Other assets	(1,487)	777
Interest payable and other liabilities	1,833	(710)
Net cash provided by operating activities	5,998	3,301
Investing Activities		
Purchases of available-for-sale securities	(60,217)	(51,261)
Proceeds from maturities of available-for-sale securities	89,396	22,233
Proceeds from sales of available-for-sale securities	4,152	—
Proceeds from maturities of held-to-maturity securities	490	1,761
Net change in loans	(5,616)	(4,817)
Net cash received in branch acquisition	37,995	—
Purchase of premises and equipment	(1,155)	(312)
Proceeds from sales of premises and equipment	—	4
Proceeds from the sale of foreclosed assets	362	1,221
Net cash provided by (used in) investing activities	65,407	(31,171)

See Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

(Dollar amounts in thousands)

	2008	2007
Financing Activities		
Net (decrease) increase in deposits	$ (22,745)	$ 483
Net change in Federal Home Loan Bank advances and short term borrowings	(27,169)	28,182
Cash dividends paid	(2,707)	(2,435)
Proceeds from purchase of shares by Dividend Reinvestment Plan	414	419
Treasury stock purchases	(233)	(1,106)
Shares purchased for deferred compensation plan	180	97
Net cash (used in) provided by financing activities	(52,260)	25,640
Increase (Decrease) in Cash and Cash Equivalents	19,145	(2,230)
Cash and Cash Equivalents, Beginning of Year	12,324	14,554
Cash and Cash Equivalents, End of Year	$ 31,469	$ 12,324
Supplemental Cash Flows Information		
Interest paid on deposits and borrowings	$ 10,487	$ 14,477
Federal income taxes paid	$ 750	$ 265
Supplemental Disclosure of Non-Cash Investing Activities		
Branch acquisition, net of cash and cash equivalents acquired:		
Assets		
Securities	$ 743	$ —
Loans	280	—
Premises and equipment	808	—
Core deposit intangible	812	—
Liabilities		
Deposits	(39,301)	—
Other liabilities	(1,337)	—
Net cash and cash equivalents assumed at acquisition	$ (37,995)	$ —
Transfers from loans to real estate owned and other repossessed assets	$ 1,456	$ 731
Unrealized (losses) gains on securities designated as available for sale, net of related tax effects	$ (144)	$ 1,636
Change in unfunded status of defined benefit plan liability	$ (682)	$ (340)
Commitment to purchase premises and equipment	$ 1,200	$ —
Recognition of mortgage servicing rights in accordance with SFAS No. 140	$ 40	$ 109

See Notes to Consolidated Financial Statements

December 31, 2008 and 2007

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of United Bancorp, Inc. ("United" or "the Company") and its wholly-owned subsidiary, The Citizens Savings Bank of Martins Ferry, Ohio ("the Bank" or "Citizens"). For periods prior to July 1, 2007, the consolidated financial statements include the Company and its two wholly-owned subsidiaries, Citizens and The Community Bank. Effective July 1, 2007, the Company merged The Community Bank into The Citizens Savings Bank and now operates that market area as The Community Bank, a division of The Citizens Savings Bank and operates The Citizens Bank, a division of The Citizens Savings Bank. All intercompany transactions and balances have been eliminated in consolidation.

Branch Acquisition

On September 19, 2008, Citizens acquired from the Federal Deposit Insurance Corporation ("FDIC") the deposits of three banking offices of a failed institution in Belmont County, Ohio. Deposits acquired totaled approximately $39.3 million. The agreement provided the Bank with the option to purchase the office premises for the three banking locations. Management has formally notified the FDIC that it will acquire two of the former banking locations for approximately $1.2 million, which is the appraised fair value of the properties. Management's plan is to build a new banking facility in the community where it did not acquire one of the properties from the FDIC. The Company paid a premium to the FDIC of approximately $450,000 for the deposits assumed.

In conjunction with this transaction, the Company recorded a core deposit intangible asset of approximately $812,000. This asset was recorded at fair value and will be amortized over eight years using a straight line method. The carrying basis and accumulated amortization of recognized intangible assets at December 31, 2008 was:

	Gross Carrying Amount	Accumulated Amortization
	(In thousands)	
Core deposits	$ 812	$ 37

Amortization expense for the year ended December 31, 2008 was $37,000. Estimated amortization expense for each of the following five years is $102,000 per year.

Nature of Operations

The Company's revenues, operating income and assets are almost exclusively derived from banking. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment. Customers are mainly located in Athens, Belmont, Carroll, Fairfield, Harrison, Hocking, Jefferson and Tuscarawas Counties and the

December 31, 2008 and 2007

surrounding localities in northeastern, east-central and southeastern Ohio and include a wide range of individuals, businesses and other organizations. The Citizens Bank division conducts its business through its main office in Martins Ferry, Ohio and branches in Bridgeport, Colerain, Dellroy, Dillonvale, Dover, Jewett, New Philadelphia, St. Clairsville East, Saint Clairsville West, Sherrodsville, Strasburg and Tiltonsville, Ohio. The Community Bank division conducts its business through its main office in Lancaster, Ohio and branches in Amesville, Glouster, Lancaster and Nelsonville, Ohio.

The Company's primary deposit products are checking, savings and term certificate accounts and its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Company can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses (and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans). In connection with the determination of the allowance for loan losses (and the valuation of foreclosed assets held for sale), management obtains independent appraisals for significant properties.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

Securities

Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.

Held-to-maturity securities, which include any security for which the Company has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. At December 31, 2008 and 2007, the Company did not have any loans originated and held for sale.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on non-accrual status at ninety days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. An accelerated method is used for tax purposes.

Federal Home Loan Bank Stock

The Company is required, as a condition of membership in the Federal Home Loan Bank of Cincinnati (FHLB), to maintain an investment in FHLB common stock. The required investment in the common stock is based on a predetermined formula. The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value. The Company's ability to redeem FHLB shares is dependent on the redemption practices of the FHLB. At December 31, 2008, the FHLB placed no restrictions on redemption of shares in excess of a member's required investment in the stock.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

Bank-Owned Life Insurance

The Company and the Bank have purchased life insurance policies on certain key executives. Company and bank-owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Mortgage Servicing Rights

Beginning January 1, 2007, mortgage servicing rights on originated loans that have been sold are initially recorded at fair value. Mortgage servicing rights on originated loans that have been sold prior to 2007 were capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. Impairment of mortgage-servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristic currently used for stratification is type of loan. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

Treasury Stock

Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

Stock Options

At December 31, 2008 and 2007, the Company has a share-based employee compensation plan, which is described more fully in Note 15. The Company accounts for this plan under the recognition and measurement principles of Statement of Financial Accounting Standards (SFAS) No. 123R, *Share-Based Payment*.

Income Taxes

Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized. The Company files a consolidated income tax return with its subsidiary.

Deferred Compensation Plan

Directors have the option to defer all or a portion of fees for their services into a deferred stock compensation plan that invests in common shares of the Company. Officers of the Company have the option to defer up to 50% of their annual incentive award into this plan. The plan does not permit diversification and must be settled by the delivery of a fixed number of shares of the Company stock. The stock held in the plan is included in equity as deferred shares and is accounted for in a manner similar to treasury stock. Subsequent changes in the fair value of the Company's stock are not recognized. The deferred compensation obligation is also classified as an equity instrument and changes in the fair value of the amount owed to the participant is not recognized.

Stockholders' Equity and Dividend Restrictions

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. Generally, the Bank's payment of dividends is limited to net income for the current year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Dividend payments to the stockholders may be legally paid from additional paid-in capital or retained earnings.

Earnings Per Share

Earnings per share have been computed based upon the weighted-average common shares outstanding during each year. Unearned ESOP shares which have not vested have been excluded from the computation of weighted-average shares outstanding. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under the Company's stock option plan.

Advertising

Advertising costs are expensed as incurred.

Reclassifications

Certain reclassifications have been made to the prior years' financial statements to conform to the 2008 financial statement presentation. These reclassifications had no effect on net income.

Note 2: Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2008 and 2007, was $6.4 million and $4.2 million, respectively.

Note 3: Securities

The amortized cost and approximate fair values of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(In thousands)			
Available-for-sale Securities:				
December 31, 2008:				
U.S. government agencies	$ 86,458	$ 928	$ —	$ 87,386
State and political subdivisions	26,970	18	(1,252)	25,736
Mortgage-backed securities	15,972	319	(1)	16,290
Equity securities	4	—	—	4
	$ 129,404	$ 1,265	$ (1,253)	$ 129,416
December 31, 2007:				
U.S. government agencies	$ 112,470	$ 606	$ (74)	$ 113,002
State and political subdivisions	28,073	106	(109)	28,070
Mortgage-backed securities	23,914	3	(315)	23,602
Equity securities	4	16	—	20
Collateralized mortgage obligations	635	—	(5)	630
	$ 165,096	$ 731	$ (503)	$ 165,324

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(In thousands)			
Held-to-maturity Securities:				
December 31, 2008:				
State and political subdivisions	$ 15,687	$ 185	$ (175)	$ 15,697
December 31, 2007:				
State and political subdivisions	$ 16,142	$ 353	$ (14)	$ 16,481

The amortized cost and fair value of available-for-sale securities and held-to-maturity securities at December 31, 2008, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale		Held-to-maturity	
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)			
Within one year	$ 795	$ 814	$ 436	$ 444
One to five years	3,078	3,112	3,488	3,558
Five to ten years	26,028	26,036	5,957	6,018
After ten years	99,499	99,450	5,806	5,677
	129,400	129,412	15,687	15,697
Equity securities	4	4	—	—
Totals	$ 129,404	$ 129,416	$ 15,687	$ 15,697

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $89.7 million and $91.3 million at December 31, 2008 and 2007, respectively.

December 31, 2008 and 2007

Information with respect to sales of available for sale securities and resulting gross realized gains and losses was as follows:

	Year ended December 31, 2008	2007
	(In thousands)	
Proceeds from sales	$ 4,152	$ —
Gross gains	—	—
Gross losses	14	—

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. The total fair value of these investments at December 31, 2008 and 2007, was $31.5 million and $56.1 million, which represented approximately 22% and 31%, respectively, of the Company's available-for-sale and held-to-maturity investment portfolio.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

The following table shows the Company's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2008 and 2007:

Description of Securities	December 31, 2008 Less than 12 Months Fair Value	Unrealized Losses	12 Months or More Fair Value	Unrealized Losses	Total Fair Value	Unrealized Losses
	(In thousands)					
Mortgage-backed securities	$ —	$ —	$ 288	$ (1)	$ 288	$ (1)
State and political subdivisions	31,249	(1,427)	—	—	31,249	(1,427)
Total temporarily impaired securities	$ 31,249	$ (1,427)	$ 288	$ (1)	$ 31,537	$ (1,428)

December 31, 2008 and 2007

Description of Securities	December 31, 2007 Less than 12 Months Fair Value	Unrealized Losses	12 Months or More Fair Value	Unrealized Losses	Total Fair Value	Unrealized Losses
	(In thousands)					
U.S. government agencies	$ —	$ —	$ 15,926	$ (74)	$ 15,926	$ (74)
Mortgage-backed securities	—	—	22,592	(315)	22,592	(315)
State and political subdivisions	8,623	(60)	8,370	(63)	16,993	(123)
Other securities	—	—	630	(5)	630	(5)
Total temporarily impaired securities	$ 8,623	$ (60)	$ 47,518	$ (457)	$ 56,141	$ (517)

Note 4: Loans and Allowance for Loan Losses

Categories of loans at December 31, include:

	2008	2007
	(In thousands)	
Commercial loans	$ 67,830	$ 59,785
Commercial real estate	72,311	74,660
Residential real estate	59,807	58,524
Installment loans	38,270	41,675
Total gross loans	238,218	234,644
Less allowance for loan losses	(2,770)	(2,447)
Total loans	$ 235,448	$ 232,197

Activity in the allowance for loan losses was as follows:

	2008	2007
	(In thousands)	
Balance, beginning of year	$ 2,447	$ 2,345
Provision charged to expense	1,188	993
Losses charged off	(1,066)	(1,138)
Recoveries	201	247
Balance, end of year	$ 2,770	$ 2,447

Impaired loans totaled $7.5 million and $3.4 million at December 31, 2008 and 2007, respectively. An allowance for loan losses of $1.5 million and $673,000 relates to impaired loans of $5.5 million and $2.3 million, at December 31, 2008 and 2007, respectively. At December 31, 2008 and 2007, impaired loans of $2.0 million and $1.1 million, respectively, had no related allowance for loan losses.

Interest income of $421,000 and $84,000 was recognized on average impaired loans of $4.7 million and $3.0 million for 2008 and 2007, respectively. Interest income was recognized on impaired loans on a cash basis during 2008 and 2007.

At December 31, 2008 and 2007, accruing loans delinquent 90 days or more (including impaired loans of $1.1 million and $1.7 million at December 31, 2008 and 2007, respectively) totaled $1.6 million and $2.6 million, respectively. Non-accruing loans at December 31, 2008 and 2007 (including impaired loans of $4.9 million and $1.7 million) were $5.4 million and $1.8 million, respectively.

Note 5: Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2008	2007
	(In thousands)	
Land, buildings and improvements	$ 11,211	$ 10,390
Leasehold improvements	264	264
Furniture and equipment	7,982	7,143
Computer software	1,414	1,283
	20,871	19,080
Less accumulated depreciation	(12,405)	(12,003)
Net premises and equipment	$ 8,466	$ 7,077

Note 6: Loan Servicing

The Company has recognized servicing rights for residential mortgage loans sold with servicing retained.

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $34.1 million and $36.9 million at December 31, 2008 and 2007, respectively. Contractually specified servicing fees, late fees and ancillary fees of approximately $90,000 and $88,000 are included in loan servicing fees in the income statement at December 31, 2008 and 2007, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $198,000 and $213,000 at December 31, 2008 and 2007, respectively.

Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value of mortgage servicing rights.

Activity in the balance of servicing assets was as follows:

	2008	2007
	(In thousands)	
Carrying amount, beginning of year	$ 439	$ 403
Additions		
Servicing obligations that result from transfers of financial assets	40	109
Subtractions		
Impairment of servicing asset	(10)	—
Amortization	(75)	(73)
Carrying amount, end of year	$ 394	$ 439

The fair value of servicing rights subsequently measured using the amortization method was as follows:

Fair value, beginning of year	$ 439	$ 403
Fair value, end of year	$ 394	$ 439

Mortgage servicing rights are included in other assets on the consolidated balance sheets.

Note 7: Interest-bearing Deposits

Interest-bearing deposits in denominations of $100,000 or more were $46.6 million at December 31, 2008, and $38.5 million at December 31, 2007.

At December 31, 2008, the scheduled maturities of time deposits are as follows:

Due during the year ending December 31,	(In thousands)
2009	$ 81,366
2010	57,543
2011	8,771
2012	2,981
2013	3,691
Thereafter	9,950
	$ 164,302

Note 8: Borrowings

At December 31, advances from the Federal Home Loan Bank were as follows:

	2008	2007
	(In thousands)	
Maturities March 2008 through August 2025, primarily at fixed rates ranging from 2.68% to 7.20%, averaging 4.56%	$ —	$ 24,426
Maturities October 2009 through August 2025, primarily at fixed rates ranging from 2.88% to 7.20%, averaging 3.93%	43,745	—
Cash Management Lines of Credit, floating rate ranging from 4.28% to 5.51%, averaging 4.39% in 2007	—	34,500
	$ 43,745	$ 58,926

At December 31, 2008 required annual principal payments on Federal Home Loan Bank advances and lines of credit were as follows:

For the year ending December 31,	(In thousands)
2009	$ 676
2010	5,669
2011	10,492
2012	402
2013	5,386
Thereafter	21,120
	$ 43,745

Additionally, as members of the Federal Home Loan Bank system at both December 31, 2008 and 2007, the Bank had the ability to obtain up to $1.2 million in additional borrowings based on securities pledged to the FHLB. At December 31, 2008 and 2007, the Bank had approximately $51.4 million and $52.2 million, respectively, of one- to four-family residential real estate loans pledged as collateral for borrowings. Also at December 31, 2008, the Company and the Bank have cash management lines of credit with various correspondent banks (excluding FHLB cash management lines of credit) enabling additional borrowings of up to $27 million.

Short-term borrowings include federal funds purchased totaling $8.7 million at December 31, 2007 and securities sold under agreements to repurchase. The Company did not have any federal funds purchased at December 31, 2008. At December 31, 2008 and 2007, approximately $1.1 million and $188,000, respectively, for treasury tax and loan obligations was included in short term borrowings.

Securities sold under agreements to repurchase are financing arrangements whereby the Company sells securities and agrees to repurchase the identical securities at the maturities of the agreements at specified prices. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows:

	2008	2007
	(Dollars in thousands)	
Balance outstanding at year end	$ 6,759	$ 10,942
Average daily balance during the year	$ 9,063	$ 11,864
Average interest rate during the year	1.60%	4.47%
Maximum month-end balance during the year	$ 11,981	$ 14,967
Weighted-average interest rate at year end	1.45%	3.77%

Securities with an approximate carrying value of $13.9 million and $26.8 million at December 31, 2008 and 2007, respectively, were pledged as collateral for repurchase borrowings.

Note 9: Subordinated Debentures

In 2005, a Delaware statutory business trust owned by the Company, United Bancorp Statutory Trust I ("Trust I" or the "Trust"), issued $4.0 million of mandatorily redeemable debt securities. The sale proceeds were utilized to purchase $4.0 million of the Company's subordinated debentures which mature in 2035. The Company's subordinated debentures are the sole asset of Trust I. Pursuant to FIN 46(R), the Company's investment in Trust I is not consolidated herein as the Company is not deemed the primary beneficiary of the Trust. However, the $4.0 million of mandatorily redeemable debt securities issued by the Trust are includible for regulatory purposes as a component of the Company's Tier I Capital. Interest on the Company's subordinated debentures is fixed at 6.25% and is payable quarterly.

December 31, 2008 and 2007

Note 10: Income Taxes

The provision for income taxes includes these components:

	2008	2007
	(In thousands)	
Taxes currently payable	$ 1,004	$ 493
Deferred income taxes	(48)	(159)
Income tax expense	$ 956	$ 334

A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

	2008	2007
	(In thousands)	
Computed at the statutory rate (34%)	$ 1,603	$ 992
Decrease resulting from		
Tax exempt interest	(556)	(549)
Earnings on bank-owned life insurance	(108)	(107)
Other	17	(2)
Actual tax expense	$ 956	$ 334

December 31, 2008 and 2007

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2008	2007
	(In thousands)	
Deferred tax assets		
Allowance for loan losses	$ 620	$ 534
Deferred compensation	442	366
Pension expense	544	29
Intangible assets	10	—
Alternative minimum taxes	259	375
Total deferred tax assets	1,875	1,304
Deferred tax liabilities		
Depreciation	(208)	(175)
Deferred loan costs, net	(140)	(137)
Accretion	(24)	(40)
FHLB stock dividends	(583)	(546)
Mortgage servicing rights	(134)	(149)
Accrued pension	(252)	—
Unrealized gains on securities available for sale	(2)	(77)
Total deferred tax liabilities	(1,343)	(1,124)
Net deferred tax asset	$ 532	$ 180

December 31, 2008 and 2007

Note 11: Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes were as follows:

	2008	2007
	(In thousands)	
Unrealized (losses) gains on available-for-sale securities	$ (230)	$ 2,479
Reclassification adjustment for realized losses included in income	14	—
Change in unfunded status of defined benefit plan liability	(738)	(398)
Amortization of prior service cost included in net periodic pension cost	15	15
Amortization of net loss included in net periodic pension cost	41	43
Components of other comprehensive (loss) income, before tax effect	(898)	2,139
Tax benefit (expense)	304	(727)
Other comprehensive (loss) income	$ (594)	$ 1,412

The components of accumulated other comprehensive loss, included in stockholders' equity, are as follows:

	2008	2007
	(In thousands)	
Net unrealized gain on securities available-for-sale	$ 12	$ 228
Net unrealized loss for unfunded status of defined benefit plan liability	(1,667)	(985)
	(1,655)	(757)
Tax effect	561	257
Net-of-tax amount	$ (1,094)	$ (500)

December 31, 2008 and 2007

Note 12: Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory–and possibly additional discretionary–actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2008, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2008, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

December 31, 2008 and 2007

The Company's and Bank's actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions	
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)			
As of December 31, 2008						
Total Capital (to Risk-Weighted Assets)						
Consolidated	$ 40,954	15.3%	$ 21,368	8.0%	N/A	N/A
Citizens	39,037	14.4	21,733	8.0	$ 27,166	10.0%
Tier I Capital (to Risk-Weighted Assets)						
Consolidated	$ 38,184	14.3%	$ 10,684	4.0%	N/A	N/A
Citizens	36,266	13.3	10,866	4.0	$ 16,300	6.0%
Tier I Capital (to Average Assets)						
Consolidated	$ 38,184	8.8%	$ 17,342	4.0%	N/A	N/A
Citizens	36,266	8.2	17,767	4.0	$ 22,208	5.0%
As of December 31, 2007						
Total Capital (to Risk-Weighted Assets)						
Consolidated	$ 40,797	15.2%	$ 21,457	8.0%	N/A	N/A
Citizens	37,979	14.1	21,487	8.0	$ 26,858	10.0%
Tier I Capital (to Risk-Weighted Assets)						
Consolidated	$ 38,343	14.3%	$ 10,729	4.0%	N/A	N/A
Citizens	35,525	13.2	10,743	4.0	$ 16,115	6.0%
Tier I Capital (to Average Assets)						
Consolidated	$ 38,343	8.9%	$ 17,218	4.0%	N/A	N/A
Citizens	35,525	8.1	17,603	4.0	$ 22,003	5.0%

December 31, 2008 and 2007

Note 13: Related Party Transactions

At December 31, 2008 and 2007, the Bank had loans outstanding to executive officers, directors, significant stockholders and their affiliates (related parties). In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features. Such loans are summarized below.

	2008	2007
	(In thousands)	
Aggregate balance – January 1	$ 6,409	$ 6,062
New loans	5,385	1,399
Repayments	(1,192)	(1,052)
Aggregate balance – December 31	$ 10,602	$ 6,409

Deposits from related parties held by the Bank at December 31, 2008 and 2007 totaled $3.6 million and $2.3 million, respectively.

Note 14: Benefit Plans

Pension and Other Postretirement Benefit Plans

The Company has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. The Company's funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate from time to time.

The Company expects to contribute approximately $400,000 to the plan in 2009.

December 31, 2008 and 2007

The Company uses a December 31 measurement date for the plan. Information about the plan's funded status and pension cost follows:

	Pension Benefits 2008	Pension Benefits 2007
	(In thousands)	
Change in benefit obligation		
Beginning of year	$ (3,203)	$ (2,766)
Service cost	(230)	(259)
Interest cost	(177)	(184)
Actuarial loss	(193)	(302)
Benefits paid	965	308
End of year	(2,838)	(3,203)
Change in fair value of plan assets		
Beginning of year	3,137	2,909
Actuarial (loss) return on plan assets	(655)	136
Employer contribution	400	400
Benefits paid	(965)	(308)
End of year	1,917	3,137
Funded status at end of year	$ (921)	$ (66)

Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:

	Pension Benefits 2008	Pension Benefits 2007
	(In thousands)	
Net loss	$ 1,592	$ 895
Prior service cost	75	90
	$ 1,667	$ 985

The estimated net loss and prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is approximately $121,000.

The accumulated benefit obligation for the defined benefit pension plan was $2.0 million and $2.4 million at December 31, 2008 and 2007, respectively.

December 31, 2008 and 2007

Information for pension plans with an accumulated benefit obligation in excess of plan assets:

	December 31, 2008	December 31, 2007
	(In thousands)	
Projected benefit obligation	$ 2,838	$ 3,203
Accumulated benefit obligation	$ 2,019	$ 2,364
Fair value of plan assets	$ 1,917	$ 3,137

	December 31, 2008	December 31, 2007
	(In thousands)	
Components of net periodic benefit cost		
Service cost	$ 230	$ 259
Interest cost	177	184
Expected return on plan assets	(208)	(214)
Settlement loss	305	—
Amortization of prior service cost	15	15
Amortization of net loss	41	43
Net periodic benefit cost	$ 560	$ 287

Due to an unusually large number of distributions from the defined benefit plan during 2008, the Company recognized a settlement loss of approximately $305,000 for the year ended December 31, 2008. Plan assets are held by a bank-administered trust fund, which invests the plan assets in accordance with the provisions of the plan agreement. The plan agreements permit investment in mutual funds that may invest in common stocks, corporate bonds and debentures, U.S. Government securities, certain insurance contracts, real estate and other specified investments, based on certain target allocation percentages.

Asset allocation is primarily based on a strategy to provide stable earnings while still permitting the plan to recognize potentially higher returns through an investment in equity securities. The target asset allocation percentages for 2008 are as follows:

Large-Cap stocks	Not to exceed 60%
SMID-Cap stocks	Not to exceed 20%
International equity securities	Not to exceed 15%
Fixed income investments	Not to exceed 40%
Alternative investments	Not to exceed 20%

December 31, 2008 and 2007

At December 31, 2008 and 2007, the fair value of plan assets as a percentage of the total was invested in the following:

	December 31, 2008	December 31, 2007
Equity securities	74.4%	74.2%
Debt securities	24.6	24.7
Cash and cash equivalents	1.0	1.1
	100.0%	100.0%

Benefit payments expected to be paid from the plan as of December 31, 2008 are as follows:

	(In thousands)
2009	$ 53
2010	219
2011	627
2012	264
2013	135
Thereafter	1,254
	$ 2,552

Significant assumptions include:

	Pension Benefits 2008	Pension Benefits 2007
Weighted-average assumptions used to determine benefit obligation:		
Discount rate	5.90%	6.50%
Rate of compensation increase	4.50%	4.50%
Weighted-average assumptions used to determine benefit cost:		
Discount rate	6.50%	6.50%
Expected return on plan assets	8.00%	8.00%
Rate of compensation increase	4.50%	4.50%

December 31, 2008 and 2007

The Company has estimated the long-term rate of return on plan assets based primarily on historical returns on plan assets, adjusted for changes in target portfolio allocations and recent changes in long-term interest rates based on publicly available information.

The Company has an Employee Stock Ownership Plan ("ESOP") with an integrated 401(k) plan covering substantially all employees of the Company. The ESOP acquired 354,551 shares of Company common stock at $9.64 per share in 2005 with funds provided by a loan from the Company. Accordingly, $3.4 million of common stock acquired by the ESOP was shown as a reduction of stockholders' equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP. The Company's 401(k) matching percentage was 50% of the employees' first 6% of contributions for 2008 and 2007.

ESOP and 401(k) expense for the years ended December 31, 2008 and 2007 was $214,000 and $339,000, respectively.

Share information for the ESOP is as follows at December 31, 2008 and 2007:

	2008	2007
Allocated shares at beginning of the year	47,277	14,891
Shares released for allocation during the year	23,639	32,386
Shares distributed due to retirement/diversification	(6,166)	—
Unearned shares	283,635	307,274
Total ESOP shares	348,385	354,551
Fair value of unearned shares at December 31	$ 2,836,000	$ 3,221,000

At December 31, 2008, the fair value of the 64,750 allocated shares held by the ESOP was approximately $647,500.

In September 2006, the Financial Accounting Standards Board ("FASB") ratified the Emerging Issues Task Force's (EITF) Issue 06-4, *Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements*, which requires companies to recognize a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee extending to postretirement periods. The liability should be recognized based on the substantive agreement with the employee. This Issue is effective beginning January 1, 2008. The Company adopted Issue 06-4 effective January 1, 2008, as required. The Company recorded a liability and a corresponding charge to retained earnings totaling approximately $1.0 million to recognize the commitment obligation under its split-dollar life insurance policies. The Company recognized expense in 2008 totaling approximately $95,000 for liability related to these policies.

December 31, 2008 and 2007

Note 15: Stock Option Plans

The Company's Employee Share Option Plan (the Plan), which is stockholder approved, permits the grant of share options to its employees. The Company believes that such awards better align the interests of its employees with those of its stockholders. Option awards are generally granted with an exercise price equal to the market price of the Company's stock at the date of grant; those option awards generally vest within 9.25 years of continuous service and have a 9.5 year contractual term. Certain option and share awards provide for accelerated vesting if there is a change in control (as defined in the Plan).

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of the Company's stock and other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Total compensation cost recognized in the income statement for share-based payment arrangements during the years ended December 31, 2008 and 2007 was $12,000 and $11,000, respectively. The recognized tax benefit related thereto was $4,000 for the years ended December 31, 2008 and 2007.

A summary of option activity under the Plan as of December 31, 2008, and changes during the year then ended, is presented below:

	2008			
	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding, beginning of year	55,529	$ 10.34	7.2	$ —
Granted	—	—		—
Exercised	—	—		—
Forfeited or expired	—	—		—
Outstanding, end of year	55,529	$ 10.34	6.2	$ —
Exercisable, end of year	—	$ —	—	$ —

December 31, 2008 and 2007

As of December 31, 2008 and 2007, there was $83,000 and $95,000, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 6.2 years. No shares vested during 2008.

During 2008, the Company's stockholders authorized the adoption of the United Bancorp, Inc. 2008 Stock Incentive Plan (the "2008 Plan"). No more than 500,000 shares of the Company's common stock may be issued under the 2008 Plan. The shares that may be issued may be authorized but unissued shares or treasury shares.

The 2008 Plan permits the grant of incentive awards in the form of options, stock appreciation rights, restricted share and share unit awards, and performance share awards. In addition, the 2008 Plan also provides that a portion of a participant's compensation otherwise payable in cash may be paid in common shares of the Company. The 2008 Plan contains annual limits on certain types of awards to individual participants. In any calendar year, no participant may be granted awards covering more than 25,000 shares. The Company made no awards under the 2008 Plan in 2008.

Note 16: Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2008		
	Net Income (In thousands)	Weighted-Average Shares	Per Share Amount
Net income	$ 3,759		
Basic earnings per share Income available to common stockholders	—	4,600,998	$ 0.82
Effect of dilutive securities Stock options	—	—	
Diluted earnings per share Income available to common stockholders and assumed conversions	$ 3,759	4,600,998	$ 0.82

Options to purchase 55,529 shares of common stock at an average exercise price of $10.34 per share were outstanding at December 31, 2008, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

December 31, 2008 and 2007

	Year Ended December 31, 2007		
	Net Income	Weighted-Average Shares	Per Share Amount
	(In thousands)		
Net income	$ 2,585		
Basic earnings per share			
Income available to common stockholders	—	4,562,517	$ 0.57
Effect of dilutive securities			
Stock options	—	1,898	
Diluted earnings per share			
Income available to common stockholders and assumed conversions	$ 2,585	4,564,415	$ 0.57

Options to purchase 12,100 shares of common stock at a weighted-average exercise price of $12.15 per share were outstanding at December 31, 2007, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

Note 17: Disclosures about Fair Value of Financial Instruments and Other Assets and Liabilities

Effective January 1, 2008, the Company adopted SFAS No. 157, *Fair Value Measurements*. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 has been applied prospectively as of the beginning of the year.

December 31, 2008 and 2007

SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities

Level 2 Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying 2008 balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Available-for-sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include government agency securities, mortgage-backed securities, certain collateralized mortgage and debt obligations and certain municipal securities. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy and include other less liquid securities.

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying balance sheet measured at fair value on a recurring basis and the level within the SFAS No. 157 fair value hierarchy in which the fair value measurements fall at December 31, 2008:

		Fair Value Measurements Using		
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)			
Available-for-sale securities	$ 129,416	$ —	$ 129,416	$ —

Following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying 2008 balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Impaired Loans

At December 31, 2008, impaired loans consisted primarily of loans secured by nonresidential real estate. Management has determined fair value measurements on impaired loans primarily through evaluations of appraisals performed.

Mortgage Servicing Rights

Mortgage servicing rights do not trade in an active, open market with readily observable prices. Accordingly, fair value is estimated using discounted cash flow models. Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value (based on current appraised value) at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Management has determined fair value measurements on other real estate owned primarily through evaluations of appraisals performed, and current and past offers for the other real estate under evaluation.

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying balance sheet measured at fair value on a non-recurring basis and the level within the SFAS No. 157 fair value hierarchy in which the fair value measurements fall at December 31, 2008:

		Fair Value Measurements Using		
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)			
Impaired loans	$ 4,856	$ —	$ —	$ 4,856
Mortgage servicing rights	394	—	—	394
Foreclosed assets held for sale	208	—	—	208

The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

	December 31, 2008		December 31, 2007	
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)			
Financial assets				
Cash and cash equivalents	$ 31,469	$ 31,469	$ 12,324	$ 12,324
Available-for-sale securities	129,416	129,416	165,324	165,324
Held-to-maturity securities	15,687	15,697	16,142	16,481
Loans, net of allowance for loan losses	235,448	235,075	232,197	227,021
Federal Home Loan Bank stock	4,810	4,810	4,624	4,624
Accrued interest receivable	3,037	3,037	3,146	3,146
Financial liabilities				
Deposits	347,045	349,247	330,488	320,045
Short-term borrowings	7,809	7,809	19,797	19,797
Federal Home Loan Bank advances	43,745	44,327	58,926	59,469
Subordinated debentures	4,000	2,763	4,000	3,746
Interest payable	469	469	704	704

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Cash and Cash Equivalents and Federal Home Loan Bank Stock

The carrying amount approximates fair value.

Securities

Fair values equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities. The carrying amount of accrued interest approximates its fair value.

Loans

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

Deposits

Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Short-term Borrowings, Interest Payable and Advances From Borrowers for Taxes and Insurance

The carrying amount approximates fair value.

Long-term Debt and Federal Home Loan Bank Advances

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

December 31, 2008 and 2007

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. Fair values of commitments were not material at December 31, 2008 and 2007.

Note 18: Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

Note 19: Commitments and Credit Risk

At December 31, 2008 and 2007, total commercial and commercial real estate loans made up 59.0% and 57.3%, respectively, of the loan portfolio. Installment loans account for 16.0% and 17.8%, respectively, of the loan portfolio and are secured by consumer assets including automobiles, which account for 65.9% and 69.8%, respectively, of the installment loan portfolio. Real estate loans comprise 25.0% and 24.9% of the loan portfolio as of December 31, 2008 and 2007, respectively, and primarily include first mortgage loans on residential properties and home equity lines of credit. Included in cash and due from banks as of December 31, 2008 is $6.3 million of deposits with the Federal Reserve Bank of Cleveland. Included in cash and due from banks as of December 31, 2007, is $5.5 million of uninsured deposits with J.P. Morgan Chase Bank, NA, Detroit, Michigan. Also included in cash and cash equivalents as of December 31, 2008 and 2007 is $889,000 and $1.2 million, respectively, of uninsured interest-bearing deposits with First Tennessee Bank. At December 31, 2008, federal funds sold of $19.2 million were sold to J.P. Morgan Chase Bank, NA, Detroit, Michigan.

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a

case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At December 31, 2008 and 2007, the Company had outstanding commitments to originate loans aggregating approximately $6.8 million and $3.2 million, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Mortgage loans in the process of origination represent amounts that the Company plans to fund within a normal period of 60 to 90 days, and which are intended for sale to investors in the secondary market. Total mortgage loans in the process of origination amounted to approximately $1.5 million and $516,000 at December 31, 2008 and 2007, respectively. The Company had commitments to sell loans in the same amounts at December 31, 2008 and 2007.

Standby Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Fees for letters of credit are initially recorded by the Company as deferred revenue and are included in earnings at the termination of the respective agreements. Should the Company be obligated to perform under the standby letters of credit, the Company may seek recourse from the customer for reimbursement of amounts paid.

The Company had total outstanding standby letters of credit amounting to $820,000 and $565,000, at December 31, 2008 and 2007, respectively, with terms not exceeding nine months. At both December 31, 2008 and 2007, the Company had no deferred revenue under standby letter of credit agreements.

Lines of Credit and Other

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

At December 31, 2008, the Company had granted unused lines of credit to borrowers aggregating approximately $12.0 million and $27.1 million for commercial lines and open-end consumer lines, respectively. At December 31, 2007, the Company had granted unused lines of credit to borrowers aggregating approximately $16.3 million and $24.7 million for commercial lines and open-end consumer lines, respectively. At December 31, 2008, the Company had a commitment to purchase approximately $1.2 million in premises and equipment from the FDIC related to the September 19, 2008 branch acquisition.

Current Economic Conditions

The current economic environment presents financial institutions with unprecedented circumstances and challenges which in some cases have resulted in large declines in the fair values of investments and other assets, constraints on liquidity and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans. The consolidated financial statements have been prepared using values and information currently available to the Company.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses, capital that could negatively impact the Company's ability to meet regulatory capital requirements and maintain sufficient liquidity.

Note 20: Future Changes in Accounting Principles

In February 2007, the FASB issued SFAS No. 159, *The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115*. This Statement allows companies the choice to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board's long-term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007, or January 1, 2008 as to the Company, and interim periods within that fiscal year. The Company adopted SFAS No. 159 effective January 1, 2008, as required, without material effect on the Company's financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), *Business Combinations*, which replaces SFAS No. 141. The Statement applies to all transactions or other events in which one entity obtains control of one or more businesses. It requires all assets acquired, liabilities assumed and any noncontrolling interest to be measured at fair value at the acquisition date. The Statement requires certain costs such as acquisition-related costs that were previously recognized as a component of the purchase price, and expected restructuring costs that were previously recognized as an assumed liability, to be recognized separately from the acquisition as an expense when incurred.

SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and may not be applied before that date. Management does not expect the adoption of SFAS No. 141(R) to have a material effect on the Company's financial statements.

Concurrent with SFAS No. 141 (revised 2007), the FASB recently issued SFAS No. 160, *Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB 51*. SFAS No. 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest (formerly known as minority interest) in a subsidiary and for the deconsolidation of a subsidiary. A subsidiary, as defined by SFAS No. 160, includes a variable interest entity that is consolidated by a primary beneficiary.

A noncontrolling interest in a subsidiary, previously reported in the statement of financial position as a liability or in the mezzanine section outside of permanent equity, will be included within consolidated equity as a separate line item upon the adoption of SFAS No. 160. Further, consolidated net income will be reported at amounts that include both the parent (or primary beneficiary) and the noncontrolling interest with separate disclosure on the face of the consolidated statement of income of the amounts attributable to the parent and to the noncontrolling interest.

SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Management does not expect the adoption of SFAS No. 160 to have a material effect on the Company's financial statements.

Note 21: Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31, 2008	December 31, 2007
	(In thousands)	
Assets		
Cash and cash equivalents	$ 1,125	$ 1,286
Securities available for sale	—	1
Investment in the Bank	37,087	35,719
Office premises	—	171
Corporate owned life insurance	257	246
Other assets	329	574
Total assets	$ 38,798	$ 37,997
Liabilities and Stockholders' Equity		
Subordinated debentures	$ 4,000	$ 4,000
Other liabilities	894	110
Stockholders' equity	33,904	33,887
Total liabilities and stockholders' equity	$ 38,798	$ 37,997

December 31, 2008 and 2007

Condensed Statements of Income

	Years Ended December 31, 2008	2007
	(In thousands)	
Operating Income		
Dividends from subsidiaries	$ 2,634	$ 2,266
Interest and dividend income from securities and federal funds	25	121
Total operating income	2,659	2,387
General, Administrative and Other Expenses	1,897	1,592
Income Before Income Taxes and Equity in Undistributed Income of Subsidiaries	762	795
Income Tax Benefits	(512)	(536)
Income Before Equity in Undistributed Income of Subsidiaries	1,274	1,331
Equity in Undistributed Income of Subsidiaries	2,485	1,254
Net Income	$ 3,759	$ 2,585

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

Condensed Statements of Cash Flows

	Years Ended December 31, 2008	2007
	(In thousands)	
Operating Activities		
Net income	$ 3,759	$ 2,585
Items not requiring (providing) cash		
Depreciation and amortization	13	13
Equity in undistributed income of subsidiaries	(2,485)	(1,254)
ESOP compensation	213	335
Net change in other assets and other liabilities	514	(281)
Net cash provided by operating activities	2,014	1,398
Investing Activities		
Proceeds from sales of real estate to Bank	171	—
Acquisition of company-owned life insurance	—	(246)
Net cash provided by (used in) investing activities	171	(246)
Financing Activities		
Dividends paid to stockholders	(2,707)	(2,435)
Proceeds from purchases of common stock by Dividend Reinvestment Plan	414	419
Treasury stock purchased	(233)	(1,106)
Shares issued to and purchased by deferred compensation plan	180	97
Net cash used in financing activities	(2,346)	(3,025)
Net Change in Cash and Cash Equivalents	(161)	(1,873)
Cash and Cash Equivalents at Beginning of Year	1,286	3,159
Cash and Cash Equivalents at End of Year	$ 1,125	$ 1,286

Note 22: Quarterly Financial Data (Unaudited)

The following table summarizes the Company's quarterly results of operations for the years ended December 31, 2008 and 2007

2008:	Three Months Ended March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)			
Total interest income	$ 6,660	$ 6,481	$ 6,319	$ 6,255
Total interest expense	3,143	2,517	2,347	2,245
Net interest income	3,517	3,964	3,972	4,010
Provision for loan losses	168	395	324	301
Other income	756	758	752	815
Loss on sale of available-for-sale securities - net	—	—	(14)	—
General, administrative and other expense	2,977	3,002	3,250	3,398
Income before income taxes	1,128	1,325	1,136	1,126
Federal income taxes	225	300	239	192
Net income	$ 903	$ 1,025	$ 897	$ 934
Earnings per share Basic	$ 0.20	$ 0.22	$ 0.20	$ 0.20
Diluted	$ 0.20	$ 0.22	$ 0.20	$ 0.20

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

2007:	Three Months Ended March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)			
Total interest income	$ 6,426	$ 6,648	$ 6,673	$ 6,856
Total interest expense	3,481	3,601	3,807	3,629
Net interest income	2,945	3,047	2,866	3,227
Provision for loan losses	183	191	283	336
Other income	668	783	785	843
General, administrative and other expense	2,610	2,727	3,005	2,910
Income before income taxes	820	912	363	824
Federal income taxes (benefits)	102	148	(29)	113
Net income	$ 718	$ 764	$ 392	$ 711
Earnings per share Basic	$ 0.16	$ 0.17	$ 0.09	$ 0.15
Diluted	$ 0.16	$ 0.17	$ 0.09	$ 0.15

Note 23: Subsequent Event

In February 2009, the Board of Directors of the Federal Deposit Insurance Corporation (FDIC) voted to amend the restoration plan for the Deposit Insurance Fund (DIF). The amended restoration plan extended the period of time to raise the DIF reserve ratio to 1.15 percent from five to seven years. The amended restoration plan also includes a final rule that sets assessment rates. Under this final rule, beginning on April 1, 2009 the Company expects the FDIC premium assessed to the Company to increase.

The Board of the FDIC also adopted an interim rule imposing a 20 basis point special assessment on insured institutions as of June 30, 2009 which will be payable on September 30, 2009. The interim rule would also allow the assessment of additional special assessments of up to 10 basis points after June 30, 2009 as deemed necessary. Comments on the interim rule are due within 30 days of publication in the Federal Register. On March 5, 2009, the FDIC announced its intention to cut the agency's planned special emergency assessment in half, from 20 to 10 basis points, provided that Congress clears legislation expanding the FDIC's line of credit with Treasury to $100 billion.

While the Company has not fully evaluated the impact the increased assessment rates and the pending special assessment will have on the 2009 financial results, it is anticipated the impact will be material to the 2009 results of operations.

UNITED BANCORP INC.

Martins Ferry, OH